As filed with the Securities and Exchange Commission July 20, 2005

Registration No. 333-118255

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHIWANA, INC.

(Name of Small Business Issuer in its Charter)

Delaware	7372	38-3692822
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1320 Tower Road

Schaumburg, IL 60173

Phone: 847-598-3750

(Address and telephone number of principal executive offices and principal place of business)

Tim R. Sensenig	Jay L. Panzarella, Esq.
Shiwana, Inc.	Klett Rooney Lieber & Schorling
1320 Tower Road	One Oxford Centre
Schaumburg, IL 60173	Pittsburgh, PA 15219
Phone: 847-598-3750	Phone: 412-392-2002
Fax: 847-598-3704	Fax: 412-392-2128
(Agent for Service)	(Counsel to Registrant)

Approximate date of proposed sale to the public: As soon as practicable, and from time to time, after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock included by the Company pursuant to this offering(1)	712,770	$1.80	$1,282,986	$162.55
Common Stock Issuable on exercise of options (2)	1,781,926	$1.80	$3,207,466.80	$406.39
Totals	2,494,696	—	$4,490,452.80	$568.94

(1)	These shares are the new distribution shares. These shares represent the shares with respect to which the Company will receive proceeds from the sale of such shares. The Company will not receive proceeds from the sale of any shares currently held by the Company’s shareholders. See also “Plan of Distribution” in Section 17. The initial offering price of all shares of common stock offered for sale by the Company pursuant to this registration statement will be $1.80 per share for the duration of this offering until all such shares are sold to third-parties by the Company. The $1.80 per share price for shares of common stock sold by the Company will not be changed by the Company regardless of the prevailing market prices of shares of common sold on any securities exchange or in or privately negotiated transaction.

(2)	The number of shares being registered represents our good faith estimate of the maximum number of shares of common stock which we may issue upon exercise of options to purchase common stock. The actual number of shares of common stock received upon exercise of options may vary from this number. In addition the amount of shares to be registered under this registration statement includes an indeterminate number of shares issuable pursuant to the options, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(3)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) or (g) under the Securities Act of 1933 based on the per share book value of the registrant as of September 30, 2004. No market currently exists for the shares.

(4)	Estimated solely for the purpose of calculating the registration fee under Rule 457(c) or (g) under the Securities Act of 1933 based on the per share book value of the registrant as of September 30, 2004. No market currently exists for the shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

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2,494,696 Shares

Shiwana, Inc.

PROSPECTUS

COMMON STOCK

This prospectus relates to the registration, distribution and sale of the shares of common stock of Shiwana, Inc. consisting of:

(i)	up to 712,770 new distribution shares which may be issued by the Company in this offering; plus

(ii)	up to 1,781,926 shares which may be issued by the Company pursuant to options to acquire shares.

This is our initial public offering. No market currently exists for our shares. We will receive proceeds from the selling shareholders who exercise options. However, the holders of those options are under no obligation to exercise any options. We will also receive proceeds from the sale of any new distribution shares pursuant to this offering. There is no minimum number of shares that we have to sell pursuant to this offering. There will be no escrow account, trust or similar account established for proceeds of the sale of new distribution shares. All consideration received from the offering of the new distribution shares by the Company will be immediately used by us and there will be no refunds. The Company may also issue new distribution shares in exchange for non-cash consideration.

We have arbitrarily set the offering price for our shares at $1.80, and the offering price does not bear any relationship to our assets, book value, net worth, earnings, results of operations or other established valuation criteria. We plan to list our shares on the OTC Bulletin Board. The Company has not yet applied for a listing and does not yet have a ticker symbol. No market maker has yet undertaken to sponsor the Company’s stock. The Company has not engaged and does not anticipate engaging any underwriter to assist in the distribution of the shares at this time. The Company anticipates that all offers, sales and other distributions of the new distribution shares will be by or through the Company’s officers without special compensation or commission with respect to any such sales or distributions of such new distribution shares. However, the Company reserves the right to engage an underwriter at some future date and upon compliance with any disclosure obligations associated therewith. This offering shall end on September 30, 2005.

	Per Share	Total
Public offering price	$1.80	$1,282,986
Underwriting commission	$0	$0

Investing in our Common Stock involves risks. See “ Risk Factors” beginning on page 6 for factors to be considered before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete. No one is allowed to distribute the common stock offered by this prospectus until the registration statement that we have filed with the SEC becomes effective. This prospectus is not an offer to sell our common stock – and does not solicit offers to buy – in any state where the offer or sale is not permitted.

The date of this prospectus is July     , 2005, subject to completion.

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1. PROSPECTUS SUMMARY

This summary highlights important material information about our business and this offering. Because it is a summary, it does not contain all the information you should consider before investing in our shares. You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors.”

1.1	SUMMARY OF THE COMPANY’S BUSINESS. Shiwana provides Sales Execution solutions and related services that help businesses improve their sales effectiveness, increase marketing efficiency, and increase revenues. We intend to provide comprehensive solutions, considered part of customer relationship management (“CRM”), to companies of all sizes and many diverse industries. Our Sales Execution solutions are designed to address customer challenges and offer efficiencies throughout the entire sales process. We plan to work with our customers to help them reduce the time it takes to close new orders, receive better qualified sales leads, predict more accurately when those orders will occur, and have higher levels of customer satisfaction which leads to repeat sales. Our solutions are designed to help customers more effectively manage critical operations including:

•	the interaction between marketing and sales;

•	new product introductions to existing customers;

•	sales forecasting and market analysis;

•	increased sales productivity through better qualification; and

•	customer satisfaction, support and follow-up.

Although we have no experience in developing and marketing these types of sales execution services and solutions, we will offer them in two formats. Our on-demand services will be provided on either a per-use or a subscription basis and our deliverable content will be provided as sales methodologies with a small consulting element. We currently have developed our deliverable content offerings, Forecast-It! and Close-It!, and are in the process of completing our recurring service model solutions – Qualify-It!, Announce-It! and Satisfy-It! All solutions will be sold through our direct sales efforts and outside sales agents, complemented by a reference network. We are also considering the possibility of entering into alliances that will enable us to market our services through qualified partners. As of the date of this prospectus, the Company has had one customer to which it provided services.

Outsourced on-demand services enable businesses to subscribe to a wide variety of services that are delivered on an as-needed basis with little or no implementation services required, and without the need to install and manage third-party software in-house. CRM applications are intended to enable businesses to automate sales, customer service and support and marketing. Despite the significant potential benefits that can be attained from CRM, many enterprises have failed to successfully deploy the CRM applications that they have purchased for a variety of reasons including the difficulty and relatively high cost of implementing and maintaining enterprise applications, lack of benefits to the sales organization and specifically frontline salespeople, low rates of user adoption, low confidence in the quality of the data, and lack of ubiquitous access.

Our Sales Execution service solutions are designed to provide customers with robust Sales Execution tools on an outsourced service basis. We will help customers solve their sales process constraints by obtaining better qualified sales leads, increasing forecast accuracy and providing effective strategies for converting customer decisions into purchase orders. Our service solutions are provided either as on-demand services, where the customer is provided service administered by us on an as -needed or contract basis; or as deliverable content where we provide a specific project based solution which is then delivered to the customer for implementation. We may provide on-going consulting services for implementation of deliverable content or this may be left to the customer. We will also have a set of application programming interfaces, that enable customers to integrate existing third-party, custom and legacy databases for use with our on-demand services.

We intend that our services be easy-to-use and provide information (not data) that salespeople need to be effective in their jobs. Users will interact with our service solutions with common everyday tools to receive notification of serious buyers or an alert to customer issues. As a result, there will be minimal training on how to benefit from our solutions. When all the development of our solutions are complete, they will enable customers to improve Sales Execution, customer support and satisfaction, and marketing processes without making any upfront investments in software, hardware and implementation services, additional information technology (“IT”) or marketing staff.

We believe that the specific set of Sales Execution capabilities that we will offer will provide a return on investment and increase revenues of businesses of any size. We are flexible in how we plan to configure our service to meet customers’ unique requirements without the use of IT or marketing resources.

We have a very limited operating history and have had total revenue of only $3,300 since our incorporation on November 25, 2003.

1.2	SUMMARY OF THE OFFERING

The Company	Shiwana is a Delaware corporation founded on November 25, 2003. Our executive office is located at 1320 Tower Road, Schaumburg, IL 60173 and our telephone number is 847-598-3750. Our website address is www.shiwana.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Capital Structure	We are authorized to issue 20,000,000 shares of common stock, having par value of $.01 per share. Immediately prior to the filing of this registration statement the Company had outstanding 8,571,105 shares of common stock and has reserved 1,781,926 shares of common stock for purchase upon the exercise of options.

Common Stock Outstanding	If the maximum of 712,770 new distribution shares are sold, there will be 9,283,875 shares issued and outstanding.

The Offering; Shares Registered	We are registering and offering for distribution and sale 712,770 new distribution shares pursuant to this registration statement. An additional 1,781,926 shares are being registered for sale by optionholders upon the exercise of certain options held by them.

Offering Price	The offering price for each share of common stock included in the new distribution shares is $1.80. However, the Company may accept non-cash consideration in exchange for new distribution shares. The Company anticipates that shares may be delivered to certain persons in exchange for property or services. These services may include, without limitation, marketing services, intellectual property development, sales, or services in connection with employment undertakings. Shares may also be provided pursuant to contracts for the provision of intangible property rights, such as license and development agreements. As of the date of this prospectus, the Company has not identified any persons to whom the Company will provide shares in exchange for property or services nor any specific services or property to be acquired by the Company in exchange for the Company’s shares. In the event the Company sells shares for non-cash consideration, value of the non-cash consideration shall be determined by the Board of Directors of the Company based on the reasonable market value of such consideration.

Proposed Trading Market	OTC Bulletin Board

Offering Period	The new distribution shares are being offered to the public upon effectiveness of this registration statement by the Company. Unless all of the offered shares are sold earlier or we decide to terminate this offering sooner, the offering of the new distribution shares will end on July , 2006.

Determination of Offering Price	We arbitrarily determined the offering price for our shares, and the offering price does not bear any relationship to our assets, book value, net worth, earnings, results of operations or other established valuation criteria.

Investor Suitability	A purchase of our shares involves very high risk and should not be purchased by investors who cannot afford the loss of their entire investment.

Risk Factors	The shares being offered are speculative and involve very high risks, including those listed in “Risk Factors”.

Net Proceeds	The Company will not receive any proceeds from the sale of any shares by any selling shareholder. The Company will only receive proceeds from the sale of new distribution shares pursuant to this offering and from the exercise of options. If the maximum number of 712,770 new distribution shares are sold for cash consideration, our net proceeds will be $1,282,986. However, the Company does not expect that all of the new distribution shares will be sold for cash consideration. In addition, the Company may not sell the maximum number of new distribution shares in this offering.

Use of Proceeds	We will use any proceeds received from the sale of new distribution shares and upon exercise of any options with respect to shares to pay for the general operating expenses of the Company. See “Use of Proceeds” in Section 15 below.

2. RISK FACTORS

A PURCHASE OF OUR SHARES IS A HIGHLY SPECULATIVE INVESTMENT WHICH INVOLVES SUBSTANTIAL RISK. YOU SHOULD NOT PURCHASE OUR SHARES UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. ALTHOUGH THE COMPANY HAS IDENTIFIED WHAT ARE REASONABLY BELIEVED TO BE THE MATERIAL RISKS ASSOCIATED WITH THE COMPANY’S BUSINESS AND AN INVESTMENT IN THE COMPANY AT THIS TIME, THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WHICH THE COMPANY FACES. ADDITIONAL RISKS AND UNCERTAINTIES NOT KNOWN TO THE COMPANY OR THAT THE COMPANY NOW BELIEVES TO BE UNIMPORTANT COULD ALSO IMPAIR THE COMPANY’S BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, THE COMPANY’S BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE NEGATIVELY AFFECTED. IF THIS HAPPENS, YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. SIMPLY STATED, AN INVESTMENT IN THE COMPANY AT THIS TIME IS HIGHLY RISKY AND IS NOT FOR THE FISCALLY FAINT OF HEART OR ANYONE WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. WE HAVE ATTEMPTED TO IDENTIFY ALL MATERIAL RISKS WHICH WE REASONABLY BELIEVE AFFECT THE COMPANY’S BUSINESS AT THIS TIME. HOWEVER, WE EXPECT THAT INVESTORS APPRECIATE THE INHERENT UNCERTAINTIES OF BUSINESS IN GENERAL AND OF OUR BUSINESS AFTER REVIEWING THIS PROSPECTUS. IF YOU ARE NOT COMFORTABLE WITH THESE CAVEATS, RISKS AND RESTRICTIONS, WE WOULD PREFER THAT YOU DO NOT INVEST IN THE COMPANY.

2.1	RISKS ASSOCIATED WITH OUR FINANCIAL POSITION

(A)	We have incurred operating losses and may continue to incur losses for the foreseeable future. Failure to generate positive cash-flow and profits will require the Company to cease operation and will result in a loss of your investment. We have a very limited operating history and have earned minimal revenues from operations. The Company has had $3,300 of total revenue since its inception. We were incorporated on November 25, 2003 and our net loss since inception is $3,309,465. Our business strategy may not be successful and we may not ever be able to be profitable. If we do become profitable, we may be unable to sustain profitability. The Company believes that it is probable that we will incur operating losses and negative cash flow for the foreseeable future. This will happen because there are substantial costs and expenses associated with the research, development and marketing of our Sales Execution solutions. Our ability to generate sufficient revenues to achieve profitability will depend on a number of factors, including:

•	the performance of our Sales Execution solutions;

•	our ability to complete the development and successfully market our Sales Execution solutions;

•	our pricing policies and the pricing policies of our competitors;

•	competition with more established companies;

•	the timing and magnitude of our expenditures for sales and marketing;

•	our ability to generate ongoing revenues;

•	direct costs relating to the expansion of our operations;

•	governmental regulation; and

•	economic conditions specific to our industry and general economic factors.

We may fail to generate sufficient revenues in the future. Failure to generate sufficient revenues will cause us to go out of business.

(B)	The Company has no control over the timing, amount or price of share of the Company’s stock which may be sold in the secondary market. Sales of shares by the Company’s shareholders in the secondary market may significantly lower the value of the shares purchased by you as well as the value of the Company’s shares generally. This prospectus registers for resale all of the shares held by the Company’s current shareholders which constitutes all of the outstanding shares of the Company. The Company will not receive any of the proceeds from the sale of these shares. The secondary market trading price for these shares may be different (i.e., higher or lower) than the price for the new distribution shares offered by the Company in this offering. The Company’s selling shareholders may be willing to accept a lower price in exchange for some or all of their shares. A lower market price for the Company’s shares would reduce the value of the Company’s shares and any shares purchased by you in connection with this offering.

(C)	The Company’s capital needs and finances may not be met solely from operating revenues. We have a significant need of capital, have minimal operating revenues, and may need financing which may not be available. This circumstance could cause the Company to lose sales, miss development deadlines and opportunities, and will result in dimunition of the value of your investment. We currently have minimal operating revenues and have not established a source of equity or debt financing. The Company is significantly relying on the proceeds of this offering to implement its business plans. We may also require financing to implement our strategic plan and financing may not be available or found. The Company does not currently have any financing arrangements or credit agreements. If we are unable to obtain financing, we may not be able to commence revenue producing activities. In addition, we may:

•	incur unexpected costs for technical or other difficulties;

•	incur delays and additional expenses as a result of technology failure;

•	be unable to complete the development of our on-demand service offerings;

•	be unable to create a substantial market for our Sales Execution solutions; or

•	incur significant and unanticipated expenses.

Any additional financing or capital investment obtained by the Company will result in dilution of your investment.

(D)	We are not likely to issue dividends. Do not expect returns on your investment from dividends and distributions from the Company. Since our inception, the Company has not paid dividends on its common stock. Additionally, we do not expect to pay any dividends in the foreseeable future. See Section 11.4 “Dividends”.

2.2	OUR DEVELOPMENT STAGE RISKS

(A)	You are investing in an enterprise with no meaningful operating history. Shiwana is a development stage company with minimal operating history. We are a recently organized company and initiated our principal business activities in November of 2003. A substantial portion of our activities have involved developing a business plan. Our lack of operating history upon which an evaluation of future performance and prospects can be made increases the risks that we will fail in formulating and implementing successful business operations.

Future prospects must be considered in light of the risks, expenses, delays and the problems and difficulties encountered in the establishment of a new business. Potential stockholders must consider the risks and difficulties frequently encountered by development companies operating in new and competitive markets. These risks include:

•	competition from entities that are much more established and have greater financial and technical resources than do we;

•	failure to complete the development of our on-demand service offerings;

•	potential marketplace or technology changes rendering planned products and services obsolete;

•	ability to anticipate and adapt to the changing market or technology changes;

•	need to develop infrastructure;

•	the limited acceptance by enterprises of outsourced on-demand services;

•	our ability to attract customers, retain and increase sales to potential existing customers, and satisfy our future customers’ requirements;

•	ability to access and obtain capital when required;

•	dependence on recruiting and retaining qualified personnel and contractors;

•	ability to make changes to and/or comply with new government regulations; and

•	ability to raise brand awareness in the marketplace.

We may not be able to successfully address any of these risks or others. Failure to do so could seriously harm our business and cause our operating results to suffer. Additionally, since we are a new company with a limited operating history, our target customers, especially medium-sized and large businesses, may have concerns regarding our viability and may prefer to purchase critical CRM service solutions from one of our larger, more established competitors. Even if we are able to sell our services to these customers, they may insist on additional assurances from us that we will be able to provide adequate levels of service, which could harm our business.

(B)	We have a preliminary plan of operation which may require significant revision. This may result in significant expense to the Company and will adversely impact the value of your investment in the short term. Our plan of operations is preliminary. We expect to continually reevaluate our business and rollout plan in light of evolving competitive and market conditions and the availability of suitable contacts, financing and customer demand. As a result, we may alter our plan to provide Sales Execution solutions, or eliminate segments of our plan entirely if there are:

•	changes or inaccuracies in our market data and research, projections or assumptions;

•	unexpected results of operations or strategies in our target markets;

•	regulatory, technological, and competitive developments, including additional market developments and new opportunities; or

•	changes in, or discoveries of, specific market conditions or factors favoring expedited development in other markets.

(C)

We have not completed the final development of our internal software applications to be used on our service contracts and we have not sold any services for if and when its development is completed. If we cannot develop our products and services and effect sales of the same, this would be very bad and your investment would be worthless. The Company offers on-demand services (Qualify-It!, Announce-It!) and deliverable content-solutions and methods that we will deliver to the Company for their implementation. We have not completed the development of our internal applications to be used on our on-demand service contracts and we have not as yet hired any software programmers who are experienced in this field. As of the date of this prospectus, we have no service contracts in place. In the short-term, the Company can provide these services on a semi-automatic basis for lower volume service contracts. Not having this development completed will impact the sale and delivery of our on-demand services. The success of our proposed business will depend on its completion and the acceptance of our products by businesses. Achieving such acceptance will also require a significant marketing investment. Our services may not be accepted by the industry at sufficient levels to support our operations and build our business. If any of the services that we develop are not accepted by the industry and our customers, our proposed business will fail.

(D)	Rapid technological changes in the computer software and hardware industry may render our Sales Execution solutions or any internal software program that we develop non-competitive or obsolete and consequently affect our ability to generate revenues and become or remain profitable. If this occurs, your investment would become worthless. The development and sale of our Sales Execution solutions and services are exposed to risk due to the rapidly changing technology in the computer software and hardware industry. We have no experience in developing and marketing such service software programs. In addition, future advances in the computer software and hardware industry could lead to new technologies or software programs competitive with or superior to our proposed internal software developed by us and used in our service offering.

(E)	Unscheduled delays in developing our proposed internal software products used for our on-demand services could result in lost or delayed revenues. This would diminish the value of your investment. Although the Company has not experienced any such development delays to date, unscheduled delays and related costs increases in our development of our proposed internal software for our on-demand services or the implementation of our sales and marketing program could result from the following causes:

•	delays in the development and testing of our internal software programs used for our on-demand services;

•	delays in hiring or retaining experienced software programmers;

•	delays in locating and hiring experienced sales and marketing professionals; and/or

•	delays caused by other events beyond our control.

We may not be able to successfully develop our internal software programs at all or on a timely basis and even if we do, we may not be able to implement our sales and marketing program successfully or in a timely manner. A significant delay in the development and testing of our proposed internal software programs or a delay in the implementation of our sales and marketing program could result in increased costs and could cause our proposed business to fail.

2.3	RISKS ASSOCIATED WITH OUR COMPANY.

(A)	Changes in our industry may render our business plans obsolete and your investment worthless. The CRM industry is fast paced and rapidly changing. Our plans as they exist today may not be viable in the future. Shifts in technology, business and consumer demands, acquisition of alternative systems by businesses and consumers and governmental regulations could hinder our business strategy and growth plans. Our future financial performance will depend on our ability to develop and promote our current services as well as our ability to develop and introduce new features to, and versions of, our service and introduce new services. If we are unable to keep up with changes in the CRM industry, our proposed business will fail and you will lose your entire investment.

(B)

Because we are significantly smaller than, and lack the financial resources of, many of our competitors, we may be unable to effectively compete in the marketplace. It is a highly competitive market and our better funded and more established competitors could win over our customers and prospects. If this happens, your investment would be worthless. We face intense competition from established and new companies. We may not be able to compete effectively with these companies now or in the future. In a market that we believe will likely have an increasing number of competitors, we must be able to differentiate ourselves from existing providers of similar Sales Execution solutions. We may also face competition from persons seeking to replicate our concept. Many of our potential competitors have significantly greater financial, marketing, technical and other competitive resources, as well as greater name recognition than we have. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or may be able to devote greater resources to the promotion and sale of their products. We may not be able to overcome those disadvantages and compete effectively. Our competitors may operate more successfully than we do or form alliances to acquire significant market share. In addition, competition could increase if new companies enter the market or if existing companies expand their products or services. An increase in competition could result in price reductions and loss of market share and could have a material adverse effect on our business, financial condition or results of operations. To be competitive we will need to continue to invest in research and development and sales and marketing. We may not have sufficient resources to make such investments or we may not be able to make the technological advances necessary to remain competitive.

(C)	We may be unable to effectively manage our growth. This is not an uncommon business risk, but would have serious operational and financial consequences to the Company. As we proceed with our operations, we expect to experience significant and rapid growth in the scope and complexity of our business. We will need to hire additional staff to market our products, manage operations, handle sales and marketing efforts and perform finance and accounting functions. This growth is likely to place a strain on our management and operational resources. If we fail to develop and implement effective systems, or hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our business, or fail to manage growth effectively, our business will fail and you will lose your entire investment.

(D)	Unless we can establish significant sales of our Sales Execution solutions, we will have no ability to generate revenues and you will lose your investment. Our results of operations depend on the development of demand for our services, the continued growth of demand for the services we offer as well as general economic and business conditions. As of the date of this prospectus, we have had two customers. Obtaining customers and broad market acceptance of our Sales Execution solutions is critical to our future success and our ability to generate revenues. Failure to achieve broad market acceptance of our services would significantly harm our business. We may not be successful in marketing our Sales Execution solutions, and any failure to do so would significantly harm our business.

(E)	We do not have any liability, hazard or other insurance. Consequently, a fire, flood, hailstorm, blizzard, earthquake, power surge, or other natural disaster or catastrophe could result in the loss of all or part of our business assets, without any ability for us to seek an insurance claim. In any of these events, your investment would be significantly diminished, if not entirely lost. Since our inception, we have not maintained, and presently do not maintain, any liability, hazard or other insurance covering our services, business, operations, errors, acts or omissions, personnel or properties. To the extent that the Company is unable to recover from others for any uninsured losses, such losses could result in a loss of capital and significant harm to our business. In the event that any action, suit and/or proceeding is brought against us and we are unable to pay a judgment subsequently rendered against us and/or defend ourselves against such action, suit and/or proceeding, our business, financial condition and operations could be negatively affected.

(F)	We may rely on other third-parties. If these third-parties fail to meet their contractual commitments to the Company, the Company could suffer considerable losses due to direct costs and possible failure to meet its own contractual commitments to other third parties. We may become dependent on various third parties for one or more significant products or services required for our business. In the event that receipt of certain products or services by certain third parties become limited, our inability, for economic or other reasons, to continue to receive products or services from such providers, or to obtain similar products or services from additional providers, could have a material adverse effect on us. We expect to contract with third-parties for much of our research and development services, including software development, programming, and maintenance. As we introduce services that incorporate new technologies, we may be required to license technologies from others. These third-party licenses may not be available to us on commercially reasonable terms, if at all. Our inability to obtain any of these licenses could result in delays, reductions in the introduction of new services, or could adversely the affect the introduction or performance of our services.

(G)	If unauthorized individuals gain access to our future customers’ data, our service may be perceived as not secure and our future customers may reduce or eliminate their use of our services. Our service will involve the storage and transmission of customers’ proprietary information, and security breaches by unauthorized individuals could expose us to a risk of loss of customer information, litigation and possible liability. If our security measures are breached, and unauthorized individuals gain access to our customers’ data, our reputation will be damaged, our business may suffer and we could incur significant liability.

(H)	If we acquire any companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results. This could be very bad. We may acquire or make investments in complementary companies, services and/or technologies in the future. Since we have not made any acquisitions or investments to date, our ability to make such acquisitions or investments is unproven. Acquisitions and investments involve numerous risks. If we fail to properly evaluate and execute acquisitions or investments, we may harm our business and prospects. Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our existing businesses and/or attract and retain customers. Completing an acquisition and integrating an acquired business may require a significant diversion of management time and resources and involves assuming new liabilities. Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems. If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our Company could be diluted, perhaps significantly. If we were to proceed with one or more significant acquisition in which the consideration included cash, we could be required to use a substantial portion of our available cash, including any remaining net proceeds of this offering, or obtain additional financing to consummate them.

(I)	The potential market for our outsourced on-demand services is immature and volatile, and if it does not develop or develops more slowly than we expect, our business will be harmed. The market for on-demand services is new and unproven, and the market may not achieve and/or sustain high demand for on-demand services. Our success will substantially depend on the willingness of entities to increase their use of on-demand services generally, and Sales Execution solutions and CRM in particular. Many entities have invested substantial effort, personnel and financial resources to integrate traditional enterprise software into their businesses, and thus may be unwilling to migrate to outsourced on-demand services. Additionally, some entities may be reluctant or unwilling to use on-demand services because they have concerns regarding the security risk or other matters. If entities fail to recognize the benefits of our services, then a market for our services may develop more slowly than expected, or not at all. Either result would materially adversely affect our business, results of operation and financial condition.

(J)	Revenues from subscriptions for our services will be recognized over the term of the subscription so that fluctuations in sales may not be immediately reflected in our operating results. We intend to recognize revenues from customer subscriptions on a monthly basis over the terms of the subscription agreements. We anticipated that our subscription agreements will typically have 12 month terms, although we may offer terms from one to six months. As a result, we anticipate that some of the revenue we report in each quarter will be deferred revenue from subscription agreements entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any one quarter will not necessary be fully reflected in the revenue for that quarter and will negatively affect our revenue for future quarters. In addition, we may not be able to adjust our cost structure to reflect these reduced revenues. Accordingly, the effect of significant downturns in sales and market acceptance of our service may not be fully reflected in our results of operations until future periods. Our anticipated subscription model will also make it difficult for us to rapidly increase our revenue through additional sales in any single period, unless augmented by an increase in sales of our pay-per-use and other services, as revenue from new customers must be amortized over the applicable subscription term.

(K)	Since we have not yet completed the development of our on-demand services, nor implemented our service subscription model, we are unable to predict the rate of customer subscription renewals and the impact such renewals (or lack thereof) may have on our revenue or operating results. We have not yet completed the development of three of our on-demand service offerings, nor implemented our service subscription model or have any subscribed customers and thus it is uncertain the amount of customers who may renew their subscriptions for our services after the expiration of their initial subscription period. Additionally, our potential customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their dissatisfaction with our service and their ability to continue their operations and spending levels. If our prospective customers do not choose to renew their subscriptions, our potential revenue may decline and our business may suffer.

(L)	We intend to sell our services to customers outside the United States which will expose us to risks inherent in international sales, such as exchange rate fluctuations, foreign tax obligations and foreign regulation and political risks. We anticipate that we will make all of our services available for sale to international customers. As a result, we will be subject to risks and challenges that we would not face if we solely conducted business in the United States. These risks and challenges include:

•	difficulties and costs of managing international operations;

•	difficulties in collecting accounts receivable and longer collection periods;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences;

•	compliance with multiple conflicting and changing governmental laws and regulations; and

•	import and export restrictions and tariffs.

To date, however, the Company has done no market research in foreign countries and, therefore, cannot predict the timing or extent of such sales.

2.4	OTHER RISKS ASSOCIATED WITH OUR COMPANY

(A)	We do not have any copyrights, and we have a limited ability to protect our intellectual property and may be found to infringe on the intellectual property rights of others. We consider our proprietary technology, intellectual property of our deliverable content and trade secrets to be vital to our success. We depend on trade secret protection and confidentiality and non-disclosure agreements to protect our intellectual property rights. However, the actions and procedures we take to protect our intellectual property may not be appropriate and/or may not provide us with adequate protection against third parties who may obtain and use our intellectual property without authorization. Our Sales Execution solutions are not currently protected by any copyrights or patents. We treat all of our Sales Execution solutions and their associated technology as proprietary. Unauthorized parties may attempt to reverse engineer, copy or obtain and use our products and/or content, which could cause our proposed business operations to fail. We may have to litigate to enforce and protect our property rights that would add expenses, divert management resources, and may not effectively protect our rights. Additionally, any aspect of our technology may be found to infringe the intellectual property rights of others. In such an event, we may be required to engage in protracted and costly litigation, regardless of the merits of such claims; discontinue use of certain intellectual property; develop alternative technology (if even possible); or license the disputed intellectual property (if such licenses would even be available or could even be obtained on commercially reasonable terms). In the event of any intellectual property dispute, our business, revenues and operations will be materially adversely affected.

(B)	Our Sales Execution services may contain undetected defects. If that occurs, our customers would be very upset, would not use our products and services, or may pursue legal action against us, all of which would be very bad and could result in significant dimunition in the value of your investment. Internal products developed and used by us to deliver our on-demand services may contain significant undetected errors when first used or as new versions are utilized. Errors may be found after we use these internal products on customers’ Sales Execution projects. Any defects in our internal products may result in a reduction in our customer satisfaction, significant decreases in revenue, if any, or increases in expenses.

(C)	The Company will be heavily dependent on the services of Tim R. Sensenig, Bary Bertiger and Bernard Asher and other members of our management team for which we have no key person insurance. Our business strategy is dependent upon the knowledge and business contacts of Tim R. Sensenig, our co-founder and Co-Chief Executive Officer, Bary Bertiger, our Co-Chief Executive Officer and Secretary, Bernard Asher, our co-founder and President and other key personnel. We currently have employment agreements with Messrs. Sensenig, Bertiger and Asher. For further information on our employment agreements, see Section 8.2 “Employees and Employment Agreements.” We do not contemplate acquiring key person insurance for Mr. Sensenig, Mr. Bertiger, Mr. Asher or any other personnel at this time. If we were to lose the services of Mr. Sensenig, Mr. Bertiger or Mr. Asher, it is unlikely that we would be able to implement our business plan or achieve revenue producing operations. The loss of one or more of our key employees could harm our financial condition and results of operations and we would have difficulty in completing our business plan until such persons were replaced.

(D)	We will need to engage and retain qualified employees, sales consultants and independent contractors to implement our strategy. If we are successful in commencing revenue producing activities, of which we may not, we will have to locate, engage and retain qualified and experienced professionals to undertake and execute our plan. If we are unable to engage experienced industry professionals, it is unlikely that we will be able to generate a material amount of revenue. We may not be able to locate, engage or retain qualified industry professionals. Additionally, a portion of our internal work requirements will be performed by independent contractors and we have not as of yet hired any software programmers who are experienced in this field. We will have less control over the work performed by independent contractors than we would have over direct employees. If problems arise relating to the quality or timing of work performed on our behalf by independent contractors, those problems could have a material adverse impact on our business.

(E)	Provisions in our Amended Certificate of Incorporation, Bylaws, and/or Delaware law may discourage, delay or prevent a change of control of our Company, or changes in our management, and therefore depress the trading price of our common stock. Our Amended Certificate of Incorporation, bylaws, and Delaware law contain anti-takeover provisions that could discourage, delay or prevent a change of control of our Company or changes in our management that our stockholders may deem advantageous. Our Amended Certificate of Incorporation and bylaws establish a staggered board of directors so that not all members of our board of directors are elected at one time. In addition, Section 203 of Delaware General Corporation law may discourage, delay or prevent a change of control of our Company. See Section 10.2 “Delaware Anti-Takeover Law.”

(F)	System disruptions and communication infrastructure failures can adversely affect our ability to deliver customer service. If we cannot deliver customer services, we will not be able to obtain and retain customers, and this would be very bad for our business or could even put us out of business. Our ability to attract and retain customers will depend in large part on the performance, reliability, and availability of our services and infrastructure. We may experience periodic service interruptions caused by temporary problems in our own systems or in the systems of third-parties upon which we rely to provide service or support. Fire, flood, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and interrupt our services. We currently do not have computer hardware or data located in a third-party co-location facility, although we may, in the future, decide to co-locate. If we experience system failures or fail to adequately maintain or back-up our systems and data, we may experience interruptions or delays in services. Service disruptions could adversely affect our revenue and, if these were prolonged, would seriously harm our business and reputation. We do not carry business interruption insurance to compensate for the losses that may occur as a result of these interruptions or service failures. Insurance for some of these risks, if available at all, could be extremely costly, and obtaining insurance for such risks could significantly impact the Company’s finances. We will continue to review the economics of obtaining insurance for some or all of these risks, but the Company does not expect to obtain such coverages.

(G)	United States participation in war or military or other actions and/or acts of terrorism by other countries may harm our business. Involvement in a war or other military action or acts of terrorism may cause significant disruption to commerce throughout the world. To the extent that such disruptions result in: (i) delays in customer contracts or orders for services; (ii) cancellations of customer orders; (iii) a general decrease in business spending on CRM services such as those offered by the Company; (iv) infrastructure failures or loss of communication systems and other technological disruptions; (v) our inability to effectively market our products and services; or (vi) our inability to access capital markets or obtain credit; our business and results of operations could be materially adversely affected. The involvement in a war or other military action may result in long term commercial disruptions or cause long term material adverse effects on our business, results of operations or financial condition.

(H)	Issuance of shares of Common Stock in the future may cause dilution. Dilution would mean a reduction in the relative value of your shareholder interest in the Company. Our Certificate of Incorporation currently provides that we are authorized to issue up to 20,000,000 shares of common stock. The future issuance of all or any part of the remaining authorized common stock may result in substantial dilution in the percentage of common stock held be existing stockholders. Also, any shares of stock (of any class) which we may sell in the future may be valued on an arbitrary basis by us and the issuance of shares of common stock for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by existing stockholders.

2.5	RISKS ASSOCIATED WITH OUR STOCK AND THE MARKETS

(A)

Our common stock has no prior trading market or liquidity. Prior to the date of this prospectus, there has not been any established trading market for our common stock. We will seek a market maker willing to sponsor our common stock on the OTC Bulletin Board. Application will then be made by the market maker to list the shares of Shiwana common stock on the OTC Bulletin Board. Upon application for our OTC Bulletin Board listing, Nasdaq will assign a ticker symbol. No market maker has yet undertaken to sponsor our stock on the OTC Bulletin Board, and we cannot predict the likelihood of the application being accepted. If the application is accepted, it is unknown the extent to which investor interest in the Company will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Also, the stock market in general has experienced extreme price and volume volatility that has especially affected the market prices of securities of many companies. At times, this volatility has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. This volatility and lack of liquidity might keep you from reselling your shares at or above your investment.

(B)	The trading price of our common stock is likely to be subject to significant fluctuations. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. An orderly trading market may never develop for our stock. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including:

•	the depth and liquidity of the market for our common stock;

•	developments affecting our business generally and the impact of those factors referred to herein in particular;

•	investor perception of Shiwana; and

•	general economic and market conditions.

(C)	Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations. We have no committed source of financing. Wherever possible, we will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. In addition, if a trading market develops for our common stock, we will attempt to raise capital by selling shares of our common stock, possibly at a discount from market. These actions will result in dilution of the ownership interests of existing stockholders, and that dilution may be material.

(D)	The offering price for our shares has been arbitrarily determined. The offering price of $1.80 per share of common stock has been arbitrarily determined by us and you should not rely upon it as any indication of the value of our securities. The offering price does not bear any relationship to our assets, book value, net worth, earnings, results of operations or other established valuation criteria.

(E)	The liquidity offered by any future market for our common stock may be limited by the “Penny Stock Rules”. The shares will be considered “Penny Stock” which is subject to Rules 15g-9 adopted by the SEC pursuant to the Securities Exchange Act of 1934 (the “Penny Stock Rules”). The shares will be considered penny stock since the shares are not listed on a national exchange or NASDAQ, its bid price is below $5.00 per share, the Company has net tangible assets of less than $5,000,000, and the Company’s average annual revenue has not exceeded $6,000,000 in the past three years. The Penny Stock Rules regulate broker-dealer practices in connection with transaction in penny stocks, and our common stock will be subject to the rules. The disclosure requirements imposed upon broker-dealers may have the effect of reducing the level of trading activities in the secondary market for our common stock. Therefore, if you invest in our shares, you may have difficulty in selling your investment.

(F)	There are no minimum number of shares included in the new distribution shares that must be sold and we will not refund any funds to you. There is no minimum number of new distribution shares that must be sold in this offering, even if the Company only raises a nominal amount of money. Any money we receive will be immediately appropriated by the Company. No money will be refunded to you under any circumstances.

(G)

You may be one of only a small number of investors in this offering, and as a result, a substantial portion of the proceeds from the sale of the new distribution shares may be used to pay for offering expenses and not to implement our business plans. The offering of the new distribution shares and the original issuance of any optionholder shares are not committed offerings (e.g., there is no obligation on any party to actually acquire such shares). To the extent that we sell significantly less than the total number of shares included in the available new distribution shares or the optionholder shares, you may be one of only a small number of investors in this offering, and a substantial percentage of the proceeds from such sales of shares may be used to pay for expenses of this offering, and not for the purposes identified under the caption “Use of Proceeds” in Section 15. We estimate that we will need additional capital or financing to implement our business plans. Failure to raise this capital through this offering will require the Company to explore other options (including financing or business combination) to obtain additional capital. Ultimately, if we should experience continued losses and are unable to raise an amount of capital sufficient to allow for profitable operations, we may be forced to cease operations, in which case any equity investment in the Company will have no value.

(H)	Our management owns, will own or has the opportunity to own a substantial portion of our common stock, and their interests may conflict with yours. Our directors, as a group, currently beneficially own 4,529,367 shares of our common stock (or approximately 51.0% of the outstanding common stock as of the date of this prospectus). On a fully diluted basis, our directors (as a group) own 5,253,534 shares of our common stock (or approximately 50.7%). The exercise price on options held by certain of the directors and officers of the Company may be less than the price per share of shares offered in the new distribution shares or which is available to others in acquisition of any optionholder shares. We anticipate that our directors and officers will either acquire or be granted the option to acquire additional shares of common stock in the future. For further information on ownership of common stock by our management, see Section 7 “Security Ownership of Certain Beneficial Owners and Management”.

(I)	You may experience immediate dilution in the net tangible book value per share from the price which you may pay in consideration for any new distribution shares or optionholder shares. The offering price of the new distribution shares will, and the exercise price of the optionholder shares may, be higher than the book value per share of the common stock. Consequently, you will incur immediate and substantial dilution of your investment. See “Dilution” in Section 14 below.

3. FORWARD LOOKING STATEMENTS

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned acquisition and marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things: (a) our projected profitability; (b) our growth strategies; (c) anticipated trends in our industry; (d) our ability to obtain and retain sufficient capital for future operations; and (e) our anticipated needs for working capital. These statements may be found under “Risk Factors”, “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business”, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that we will be able to make acquisitions on a timely basis, that we will attract customers, that there will be no material adverse competitive or regulatory change in conditions in our business, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting our business. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are out of our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. There are usually differences between the forecasted and actual results because events and circumstances fail to occur as expected. The differences between the forecasted and actual results may be material.

In addition, as disclosed elsewhere in the “Risk Factors” section of this prospectus, there are a number of other risks inherent in our business and operation which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of development, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Future operating results are impossible to predict with certainty, and no representation or warranty of any kind is (or will be) made by the Company or by any other person with respect to the accuracy or completeness of the financial projections. No representation or warranty is to be inferred from the financial projections in any regard. Prospective investors are urged to consult their own advisors with respect to any financial projections and the assumptions upon which they are predicated.

4. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following information should be read in conjunction with the financial statements of the Company and the notes thereto appearing elsewhere in this filing. Statements in this “Management’s Discussion and Analysis or Plan of Operation” or elsewhere in this prospectus that are not statements of historical or current fact constitute “forward-looking statements”.

The Company has developed a series of Sales Execution service solutions which the Company considers proprietary and unique in the CRM market. These service solutions have been presented in the Section hereunder entitled “Description of Business” in Section 5 below.

We are a Sales Execution driven firm. We will derive our revenues primarily from providing on-demand services and deliverable content to help our customers improve their sales effectiveness and results. We expect our revenues will be driven primarily by the number, scope and pricing of our client projects. Our ability to drive new sales, not our support infrastructure, will be the critical success factor in achieving revenue growth. Our investments in infrastructure are focused on our own internal systems to support the delivery of results to our clients, not for use by our clients. Our operating results will, therefore, be determined primarily by our headcount, utilization of personnel and level of selling, general and administrative and other operating expenditures.

Our Sales Execution service solutions are comprised of five packaged offerings. Three of these solutions although not yet completed – Qualify-It!, Announce-It!, and Satisfy-It! are recurring service models and are expected to represent about 75% of our total revenues. Forecast-It! and Close-It! whose development has been completed are deliverable content provided with consulting services on a fixed price basis. They are expected to represent about 15% of our total revenues, with the balance, or 10% of revenue provided as traditional sales consulting services.

Qualify-It! and Announce-It! are provided on an on-demand basis. Revenue derived from these services include a set-up fee and then a pay-per-use charge as these services are utilized. While there is no minimum monthly usage for these Sales Execution services, since the client uses them on demand, they will still represent the bulk of our recurring revenues because the benefits and return on investment to our clients are so large. Typically, new clients will use these services for a six month initial period, with 1-year and 3-year renewal options after this period, which will include minimum charges.

Satisfy-It! is our third service offering and is delivered as a subscription model. This service also requires a set-up fee and then is only offered with a 12-month subscription, paid monthly. It is anticipated Satisfy-It! customers will engage in 2-year and 3-year renewal options, after the initial period, for cost containment. Currently, the Company does not have Satisfy-It! ready and available for customers due to lack of demand. The Company anticipates that Satisfy-It! will be available within 45 days of an order.

Forecast It! and Close-It! are deliverable content solutions. These are fixed fee engagements that include a consulting element to solve a specific sales issue. The bulk of these services are provided at the time of initial engagement, although there may be one or two days of consulting assistance which may be delivered over a two to three month time frame.

Finally, our traditional sales consulting services are short projects that usually occur in advance of our delivered service offerings.

Our plans are to move from development stage to full operations in the fourth quarter of 2005. We anticipate having the capital resources available to support the Company running on a breakeven basis by December of 2005. At year-end, we will evaluate how we have executed against our plans and determine what capital resources will be required to continue to fund our growth. Since we are a sales-driven company, it is anticipated that future capital will be required to support sustainable top line growth in revenue and we will have alternative financing sources. If there is a need for short term financing the

Company may, as it has done in the past, obtain this short-term financing from a company owned by the majority stockholder of the Company, or other sources if they are available.

The Company will recognize revenue from subscription services as earned. Subscription services will be billed for the entire amount of the subscription, deferred at the time of billing and amortized into revenue on a monthly basis over the term of the subscription, generally twelve months or less. Revenue from non-subscription services provided to customers, such as on-demand services, will be recognized when the services are performed. Revenue from deliverable content consulting contracts will be recognized on a proportional performance basis for longer term projects where sufficient information relating to project status and other supporting documentation is available. Otherwise, such services are recognized as revenue after completion of the services.

We also expect to make provisions for uncollectible accounts receivable as management may deem appropriate upon consultation with our financial advisers. We have no operating history upon which we can provide any estimation of the necessity or amount of such reserves. We expect to offset out-of-pocket expenses reimbursed by our client against the expenses incurred and do not recognize such reimbursements as revenues.

Currently, the Company has no insurance coverage. The Company believes that, at this time, obtaining insurance is cost-prohibitive and is not economically reasonable until the value of the Company’s property and equipment may require insurance. Although the Company believes that it is not economical to carry insurance at this time, the Company may be severely affected by an uninsured loss or a third party claim. The Company is presently considering the purchase of directors and officers indemnity coverage as required by Company pursuant to employment agreements with its officers.

4.1	OFF-BALANCE SHEET ARRANGEMENTS

The Company does not utilize any off balance sheet arrangements and has no plans to undertake any off balance sheet financing or other arrangements.

4.2	REVENUES

4.3

The Company has minimal revenues for the period from November 25, 2003 (inception) through March 31, 2005. Although planned principal operations have not commenced, the Company billed and collected $3,300 from two outside, third parties for consulting services provided through March 31, 2005.

4.4	OPERATING EXPENSES

Cost of Services. Cost of services consists primarily of salaries and associated employee benefits for personnel directly associated with the delivery of services in client projects and non-reimbursed out-of-pocket expenses incurred by such consultants. We expect that cost of services will increase over time in absolute dollars in conjunction with wage increases and inflation. Cost of services will necessarily increase as we undertake client engagements and expand our capacity. Cost of services will also increase as the Company is required to invest in additional property, plant and equipment and incur research and marketing expenditures as the Company’s business expands.

Hiring and Training. Hiring and training expenses consist primarily of salaries and related expenses associated with attracting, recruiting, training and retaining qualified professionals. We expect these expenses to increase over time in absolute dollars as our employee base grows. Hiring and training expenses will necessarily increase as the Company undertakes recruiting efforts, including expansion of our human resources department, an increase in our use of external recruiters and the assimilation and training of more employees.

Research and Innovation. Research and innovation expenses will consist primarily of:

(1)	salaries and related employee benefits of employees assigned directly to internal research and development projects, as well as direct expenses for these projects, such as special equipment, software and travel-related expenses; and

(2)	the costs associated with the knowledge management team as well as the services team, which develops our Sales Execution delivery and service methodology.

We currently anticipate that we will spend $50,000 in the next 12 months for the acquisition and development of internal software and applications designed to increase our product and service delivery efficiencies. We expect these costs will increase in both absolute dollars and as a percentage of revenues in the near term as we seek to enhance our competitive position. Most of our research and innovation expenses related to the development of our proprietary on-demand services will occur in 2005. See “Description of Business” in Section 5 below.

Sales and Marketing. Sales and marketing expenses consist primarily of expenses related to our sales and marketing efforts. Our initial go-to-market strategy is to use networking, speaking engagements, public relations, direct mail and our website to identify and communicate with potential customers. Our costs associated with these promotional activities are also covered in sales and marketing expenses. We expect sales and marketing expenses to increase in absolute dollars as we expand our direct sales force and promotional efforts. We expect sales and marketing expenses to increase significantly in fiscal year 2005 as we began to build our sales and marketing organization to support growth.

General and Administrative. General and administrative expenses consist primarily of stock-based compensation expenses, human resources, information technology, finance, legal and administrative personnel and facilities and general operating costs. We expect these expenses to increase in absolute dollars to support the growth of our business. The Company incurred $2,519,940 of stock-based compensation expense relating to “cheap stock” issued and stock options issued to outside consultants during the period from November 23, 2003 through March 31, 2005. During this period the Company issued 1,207,000 shares of common stock at $.01 per common share, which resulted in a discount of $1.79 per common share. The Company deemed the fair value of the common stock to be $1.80 per common share, since the Company consummated its then most recent sale of common stock at $1.80 per common share. The Company recorded stock-based compensation expense relating to this transaction of approximately $2,161,000. Additionally, on January 6, 2004, the Company granted 475,000 options to purchase common stock at an exercise price of $.01 per common share and the 200,000 options to purchase common stock at an exercise price of $.02 per common share (“2004 Options”). The Company determined the fair value of these options totaled approximately $1,211,000, which will be amortized over the life of the options. The Company recognized approximately $354,000 of stock-based compensation expense for eleven months amortization relating to these options. On January 6, 2005, 530,000 options were granted at a price of $1.80 per share and 200,000 options were granted at a price of $1.98 per share (“2005 Options”). The fair value of these options was $1,191,368 or $1.00 per share estimated as of grant date using the Black Sholes pricing model. For the 2004 Options, the fair value of the options with an exercise price of $0.01 was $1.80 per share and the intrinsic value was $1.70 per share. For the options with an exercise price of $0.02, the fair value was $1.80 per share and the intrinsic value was $1.78 per share. For all the 2005 Options, the fair value was $1.63 per share. The weighted average assumptions used to determine fair value for the 2004 Options and the 2005 Options were:

	2004 Options	2005 Options
Fair Value of Underlying Common Stock	$1.80	$1.63
Expected Option Life	10 years	10 years
Volatility	100%	100%
Risk-free Interest Rate	4.19%	4.13%
Dividend Yield	0.0%	0.0%

The only factor that is different in the two sets of assumptions is the “Risk-free Interest Rate.”

Additionally, the Company recognized approximately $6,000 of stock-based compensation expense for the three months of amortization on the stock options granted to the outside consultants for accounting, legal and strategy advice. General and administrative expenses for the period from November 25, 2003 to March 31, 2005, were $3,327,303. General and administrative expenses will increase significantly as we increase our investment in the infrastructure required to rapidly scale our business.

Depreciation and Amortization. We have realized $693 of depreciation and amortization expenses since our inception. We expect that depreciation and amortization will increase significantly as our business grows and we acquire the requisite equipment and infrastructure to support our growth. Increases in depreciation and amortization will be primarily due to the increased purchases of computer equipment, software and furniture and fixtures to support our increase in headcount and investment in infrastructure. Amortization of goodwill and other intangibles related to acquisitions may represent a significant portion of total depreciation and amortization in the foreseeable near term.

Interest and Other Expense. Net interest and other expense since our inception has been negligible. We have no outstanding debt. We may incur additional net interest expenses as we undertake financing of its growth or in connection with business acquisitions in the future.

4.5	APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which we operate. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by the Company are presented in Note 1 to the Company’s financial statements which are included in Section 12 “Financial Statements.” These policies, along with the disclosures presented in the other financial statement notes and in Section 12 “Financial Statements”, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

4.6	OPERATIONAL OBJECTIVES

Our plan of operations for the next 12 months following the date of this prospectus is to be an emerging provider of Sales Execution solutions to help businesses increase revenues.

The Company is significantly relying upon the proceeds of this offering to achieve its operational objectives as described in this Prospectus. The Company has presented analysis of how it expects the process of this offering will be allocated to operations in the event that less than 100% of the offering is subscribed under the heading “15. Use of Proceeds”. However, the Company can not redefine its business plan and objectives if this offering is less than fully subscribed. If the Company does not receive subscriptions for 100% of the shares offered pursuant to his Prospectus, the Company will be required to seek funds for operations through financing alternatives such as debt. The Company will continue to pursue the business plan described herein regardless of the amount of the proceeds of this offering. The risk that the Company’s offering of shares pursuant to this Prospectus is not fully subscribed is described further under the heading “2.5 Risks Associated with our Stock and the Markets” and under this heading.

We anticipate that our financing requirements for the 12 months subsequent to the completion of this Offering will be approximately as follows:

Offering Expenses	$85,000
Cost of Services	$378,000
Hiring and Training	$33,000
Research	$50,000
Sales and Marketing	$200,000
General and Administrative Services	$296,000
Software and Hardware	$60,000
Working Capital	$181,000
Total Capital Requirements	$1,283,000

We anticipate that we will be spending approximately $107,000 per month over the next 12 month period.

OUR ACTUAL EXPENDITURES AND BUSINESS PLAN MAY DIFFER FROM THE ONES STATED ABOVE. OUR BOARD OF DIRECTORS MAY DECIDE NOT TO PURSUE THIS PLAN. IN ADDITION, WE MAY MODIFY THE PLAN BASED ON AVAILABLE FINANCING OR NEW INFORMATION THAT BECOMES AVAILABLE.

We believe that we can fulfill our cash requirements and liquidity needs during the next 12 months through financing arrangements, in particular through, as the Company has done in the past, short-term financing from a company owned by the majority stockholder of the Company and other and capital raising activities. The Company is significantly relying on the proceeds of this offering to fund its business plan and satisfy its cash requirements and liquidity needs. In the event this offering does not provide the necessary capital, the Company will need to seek financing. However, there is no guaranty that such arrangements will, if obtainable, be upon favorable terms. The Company does not currently have any financing arrangements or credit agreements. In any event, any increase in the Company’s debt burden will affect the ability of the Company to distribute cash flow to the shareholders, increase the Company’s cash needs for debt service, increase the Company’s short-term operating expenses, and may dilute the shareholder’s value.

We believe the statements above to be forward-looking statements. Our actual results and our actual plan of operations may differ materially from what is stated above. Factors that may cause our actual results or our actual plan of operations to vary include, among other things, decisions of our Board of Directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, general economic conditions and those other factors identified in this prospectus.

5. DESCRIPTION OF BUSINESS

It is important for any potential investor to note that while the Company anticipates effectuating a business plan based upon the factors explained below and an assessment by management that such a business plan may likely succeed, there may be present variables and/or future conditions or events that may preclude the Company from realizing its goals and capacity to serve clients in a manner which benefits the Company as expected. As such, any potential investor should carefully consider the information contained herein and likewise consult with legal counsel and other advisors so as to determine the merit of this offering.

5.1	OVERVIEW. Shiwana is a provider of Sales Execution solutions that help businesses increase revenue and improve their sales effectiveness. We will provide comprehensive solutions to companies of all sizes and diverse industries. By designing and developing our solutions to be high-impact and easy-to-use, we expect to substantially increase sales productivity. As a result, our customers will be able to reduce the time it takes to close new orders, receive better qualified sales leads, predict more accurately when those orders will occur, and have higher levels of customer satisfaction which leads to repeat sales.

We will help companies increase revenue and sales productivity by increasing the number of qualified sales opportunities in their sales funnel. By pre-screening the leads generated by the marketing department, we will increase the total number of opportunities for salespeople to handle and provide them better qualified leads. Rather than spending time with non-buyers, sales people can focus on getting orders from serious sales prospects. As we increase the number of qualified opportunities in the funnel, there is a natural increase in the number of orders closed.

Shiwana also helps reduce the time it takes to close new orders by providing a methodology to help companies convert customer decisions into bookable purchase orders. By focusing on those events that can accelerate a prospective customer’s approval cycles, salespeople will close orders faster and improve the predictability of when orders will close.

Further, we provide a methodology to improve the accuracy and predictability of when sales opportunities will close. By employing an event-driven process, companies can eliminate surprises while tracking the status of every activity with a sales prospect, from initial contact until an order is closed.

The Company will offer a suite of five different solutions. The Company has completed the Forecast-It! and Close-It! solutions, which compromise processes and methodologies packaged as deliverable content. Our Qualify-It!, Announce-It! and Satisfy-It! services are still in development.

Our solutions help customers more effectively manage critical operations including: the interaction between marketing and sales; direct and indirect sales productivity; and customer satisfaction and support. We intend to market our solutions on either a per-use subscription basis, or as methodologies in the form of deliverable content and primarily through our direct sales efforts and also indirectly through partners.

5.2	INDUSTRY BACKGROUND

(A)

The Enterprise Application Software Market. Advances in computing and communications technology have enabled businesses to automate and improve their basic business processes. Many businesses have purchased, built and deployed a wide range of enterprise software applications in such areas as ERP and CRM. While technology improvements have brought increased processing power and functionality to enterprise software applications, businesses have been challenged to realize the benefits of these applications for a variety of reasons, including the following:

•	Difficulty of deployment. The increasing number and complexity of applications, operating systems, networks and computer systems have made it difficult and time consuming for businesses to implement and use enterprise software applications.

•	Lack of benefits to frontline users. In order to receive meaningful information from CRM systems, salespeople must spend time inputting data into the system. As most enterprise systems were not designed from a user-centric perspective, the data entry tasks are cumbersome and there is little valuable information or feedback for the user. Reporting on trends and regional results provide benefits to sales management, and little benefit to salespeople trying to close more orders this month.

•	High cost of ownership. Enterprise software applications carry a high total cost of ownership. Customers must make significant investments, both initially and on an ongoing basis, in applications and IT infrastructure, including computer systems, networks, software licenses and maintenance. Additionally, customers typically must employ costly IT staff and consultants to deploy, integrate, customize, support, administer and upgrade these applications.

In an attempt to address these challenges, many enterprise software application vendors have adapted their products to be accessible over the Internet. However, as these products were not originally designed to be delivered over the Internet as a service, they have failed to address these challenges. In addition, because they are not easy-to-use, users have been hesitant to adopt these complex, non-intuitive applications.

(B)	Emergence of On-Demand Services. The pervasiveness of the Internet, along with the dramatic declines in the pricing of computing technology and network bandwidth, have enabled a new generation of enterprise computing in which substantial components of IT infrastructure can be delivered dynamically on an outsourced basis. On-demand application services enable businesses to subscribe to a wide variety of application services that are developed specifically to deliver results over the Internet on an as-needed basis with little or no implementation services required and without the need to install and manage third-party software in-house. Key attributes of successful on-demand services include:

•	Outsourced service with results accessible over the Internet;

•	Rapid and simple deployment with minimal training;

•	Comprehensive set of features;

•	Scalable, secure and reliable architecture that can economically support thousands of customers;

•	Ability to integrate with businesses’ existing third-party and internally developed databases; and

•	Flexibility to meet the needs of a diverse customer base.

On-demand application services contrast with the traditional enterprise software model, which requires each customer to install, configure, manage and maintain the hardware, software and network services to implement the software application in-house. Enterprise software vendors must maintain support for numerous legacy versions of their software and compatibility with a wide array of hardware devices and operating environments. On-demand application services require none of this investment in infrastructure and outsourced on-demand services allow users to benefit from the results of the services without requiring user input.

(C)	The Opportunity for Sales Execution Services. We believe the shift to on-demand services will provide significant benefits by reducing the risks and lowering the costs of purchasing and deploying IT resources, managing software and hardware upgrades, and hiring expensive IT personnel to maintain applications. As a result, we believe the emergence of outsourced on-demand services will bring about a fundamental transformation in the enterprise software industry as businesses will be able to replace their purchased software with pay per use or subscriptions to a wide range of applications and services.

One category of enterprise software applications in which businesses have made significant investments is CRM. CRM software is intended to enable businesses to automate three key functional areas: sales, customer service and support and marketing. The objective of CRM is to improve interactions with customers by providing a means for managing, accessing and analyzing information regarding all aspects of a company’s interactions with its customers.

The difficulties that companies have faced in deploying and maintaining enterprise software applications in general are particularly relevant to CRM. Despite the significant potential benefits that can be attained from CRM, many enterprises have failed to successfully deploy the CRM software they have purchased or failed to provide a return on investment.

In practice, certain CRM projects fail to ever be implemented, usually for technical reasons. Additionally, some projects have significant end-user adoption problems even though the projects were successful from a technical implementation standpoint. Finally, other projects meet technical and user standards but do not provide value because they are either only as good as the replaced systems or the benefits were difficult to define.

We believe that traditional CRM applications have generally suffered from the following challenges:

•	Low deployment rates and low user adoption. Customers have been reluctant to deploy traditional CRM applications because of the complexity involved in implementing them and because end users have not been willing to invest the considerable time and effort required to learn to use traditional CRM applications. Frontline salespeople perceive they need to invest significant amounts of time on data input and receive little benefit.

•	Lack of ubiquitous access. Given the mobility and geographic diversity of most enterprise sales organizations, ubiquitous access to customer information and application functionality is critical to the effectiveness of CRM applications. As enterprise CRM software application functionality has not been available or has been difficult to access over the Internet, PDAs, wireless devices, and cell phones, full realization of the benefits of sharing access to information and resources has been hindered.

•	Low return on investment. The cost, time and effort required to implement an enterprise CRM application, combined with low user adoption, have made it difficult for companies to quickly, or ever, realize the benefits of their investment.

•	Inability to serve all businesses. Many small and medium-sized businesses seeking the benefits of CRM have been unable to afford the costs associated with traditional enterprise software applications.

We believe the Sales Force Automation and CRM markets are the first markets to benefit from the new on-demand outsourced services delivery model. As a result of the high total cost of ownership, low deployment and usage rates, and poor return on investment of traditional CRM software, we believe that businesses are especially open to a new delivery model for CRM and specifically Sales Execution solutions. The emergence of on-demand services, combined with the deficiencies associated with traditional CRM software applications, have created an opportunity for a vendor that can provide solutions that can directly impact the revenues of business.

5.3	OUR SOLUTION. We will develop and provide Sales Execution service solutions to assist businesses in increasing revenue and improving their sales effectiveness. We expect to offer Sales Execution services to our customers which will effectively reduce the time it takes to close new orders, receive better qualified sales leads, predict more accurately when those orders will occur, and have higher levels of customer satisfaction which leads to repeat sales. We intend to provide both outsourced on-demand sales execution services and deliverable content where we provide methodologies for a specific project based solution which is then delivered to the customer for implementation. Our outsourced sales services will be delivered through our own internal system that uses proprietary, processes and scalable and secure architecture, which will allow us to serve large numbers of customers cost-effectively. By utilizing the results of our service, our customers will not have to make large and risky upfront investments in software, additional hardware, extensive implementation services, and additional IT staff. As a result, our service will enable businesses to achieve higher productivity from, and a lower total cost of ownership for, their Sales Execution and CRM solutions.

We anticipate that our outsourced services, when development is completed will be able to be deployed rapidly, since our customers do not have to spend time installing or maintaining the servers, networking equipment, security products or other infrastructure hardware and software necessary to ensure a scalable and reliable service. We also offer deliverable content, consulting and training services to assist customers in rapidly achieving benefits of our service.

We have designed our service solutions to be easy-to-use and provide information (not data) that salespeople need to be effective in their jobs. Users will interact with our service solutions with common everyday tools to receive notification of serious buyers or an alert to customer issues. As a result, there will be minimal training necessary on how to benefit from our solutions.

We enable customers to increase revenues through improved sales effectiveness. Our service solutions will enable customers to improve Sales Execution, customer support and satisfaction, and marketing processes without making any upfront investments.

We intend to offer a specific set of Sales Execution capabilities across sales, customer service, and marketing that will provide a return on investment and increase revenues of businesses of any size. We plan to be flexible in how we will configure our service to meet customers’ unique requirements without the use of IT or marketing resources.

Our internal architecture has been designed to enable our service to scale securely, reliably and cost-effectively to thousands of customers. It is designed to easily integrate our service with data from existing applications quickly and seamlessly to minimize the time to begin to achieve results. We have a set of application programming interfaces that will enable customers to integrate existing third-party, custom and legacy contact and customer databases into our environment.

5.4	OUR STRATEGY. Our objective is to be an emerging provider of on-demand Sales Execution solutions. We intend to:

•	Participate in transformation to Sales Execution and sales effectiveness. We believe that the market transformation to on-demand outsourced services is an emerging trend in sales organizations. We believe we may be in a position as a vendor of services and deliverable content to provide meaningful sales results and help improve sales effectiveness. We seek to establish and improve our position in this industry by bringing new services, value-added content, and technologies to market.

•	Strengthen and extend our service offering. We designed our services to easily accommodate new features and functions as well as the release of entirely new services. We intend to add sales and CRM execution capabilities that will be offered as advanced services for additional fees to customers that desire to accelerate their sales results even further.

•	Pursue new customers and new vertical markets aggressively. We believe that our on-demand service provides significant value for businesses of any size, from small businesses to the largest Fortune 500 corporations. As a result, we will focus on pilot projects with targeted Fortune 500 companies primarily with our direct sales force, while we aggressively target emerging growth companies and medium sized businesses. We plan to continue to increase the number of direct sales professionals either as employees or sales agents, and we intend to develop additional distribution channels for our services. Since our outsourced services and deliverable content are adaptable to multiple industries, we do not need to create multiple editions to address the distinct requirements of businesses or vertical industries.

•	Create deep relationships with our customers. We believe there will be significant opportunity to leverage our relationships with the existing customers we will develop. We intend to seek to attract more revenue from customers by targeting additional Sales Execution areas and business units within the customer organization, pursuing enterprise-wide deployments. In addition, by continuously enhancing our services, we believe customers will find more uses for our service and therefore purchase additional Sales Execution content and services and continue to renew their subscriptions.

5.5	THE SHIWANA SOLUTIONS. We plan to provide a comprehensive array of Sales Execution service solutions for businesses of all sizes. These solutions will enable companies and individuals to systematically reduce the time it takes to provide salespeople better qualified sales leads, forecast more accurately when orders will close, reduce the time it takes to convert customer decisions into bonafide orders, minimize the time salespeople spend on customer issues, and have higher levels of customer satisfaction which leads to repeat sales. We also intend to provide companies reports and summaries of their results to evaluate demand creation and marketing campaigns, sales effectiveness of individuals and regions, post-sales customer satisfaction, and other trends. Sales execution includes pre-qualification, forecasting, closing, and customer satisfaction.

•	Pre-qualification is our on-demand outsourced service that allows salespeople to be more productive by providing qualified leads from serious buyers. By pre-screening inquiries from both prospective and current customers, salespeople can focus their efforts on opportunities with the greatest opportunity to close.

•	Forecasting provides a methodology to improve the accuracy of when opportunities will close. By employing an event-driven process companies eliminate the surprises that come with probability or emotion-based sales forecasts. This can act as an early warning system of how material changes might affect a company’s pipeline, should they need comply with the Sarbanes-Oxley Act.

•	Closing provides a methodology to help companies convert customer decisions into bookable purchase orders. By focusing on those events that can accelerate a prospective customer approval cycles, salespeople will close orders faster and improve the predictability of when orders will close.

•	Customer satisfaction is an on-demand service that allows companies to interact better, more efficiently and professionally with their existing customers immediately after a sale. This maintains a constant flow of communication between the company and the customer and minimizes buyer’s remorse while the customer is waiting for your product to be shipped or installed. This frees salespeople to focus on those customers that truly need to be nurtured.

Our Sales Execution solutions are offered as an on-demand service or deliverable content. Each offering addresses a different challenge in the overall sales process.

Qualify-It! is an on-demand service that pre-screens lead inquiries so salespeople can spend more time with serious buyers, convert more leads into sales, and make sure new opportunities do not get overlooked. We receive inquiries from all lead sources, internet, email, trade shows, magazines, and call-ins,; prepare our qualification package; and use a multi-channel approach to further qualify these “raw” leads. Once a qualified sales opportunity is uncovered, we can provide this information to our customers and their salespeople, both electronically, over the Internet, or through a wireless device.

Forecast-It! is deliverable content that helps improve the predictability of when orders will close so companies can prepare accordingly. Based upon a proven systematic event-driven forecasting approach, businesses improve the accuracy of forecasting customer orders; track and monitor completion of sales steps from initial contact to final close; eliminate the salesperson’s emotion and probabilities of a deal closing; and improve the predictability of when orders will close.

Close-It! is deliverable content that provides a methodology to convert customer decisions into bookable purchase orders. We provide proven methods and tactics to accelerate prospective customer’s approval cycles; gain insight to how customers make internal decisions; and improve the predictability of when orders will close so companies can prepare accordingly.

Satisfy-It! is an on-demand service that improves customer satisfaction more efficiently and professionally. With a constant flow of communication between the company and the customer after the sale is made, this minimizes buyer’s remorse while the customer is waiting for your product to be shipped or installed and frees salespeople to focus on those customers that truly need to be nurtured. We also reinforce your value proposition; free your salespeople to spend more time qualifying and closing; and let your team monitor the pulse of the customer.

Announce-It! is an on-demand service that pre-qualifies existing customers after a new product announcement is made. This allows salespeople to spend more time with serious buyers, convert more leads into sales, and make sure new opportunities don’t get overlooked. We use existing customer databases, prepare a qualification package and use a multi-channel approach to further qualify existing customers regarding new products. Once a qualified sales opportunity is uncovered we provide this information to our customers and their salespeople, both electronically, over the Internet, or through a wireless device.

The following table summarizes the functionality and benefits provided by our solutions:

Feature	Qualify -It!	Forecast -It!	Close -It!	Satisfy -It!	Announce -It!
Increase the number of qualified buyers	✓				✓
Increase the number of deals closed	✓			✓	✓
Improve the results of your salespeople	✓	✓	✓	✓	✓
Improve direct sales effectiveness (how they spend time)	✓	✓	✓	✓	✓
Improve indirect sales effectiveness (how they spend time)	✓	✓	✓	✓	✓
Reduce marketing fulfillment costs	✓			✓	✓
Improve forecast accuracy		✓	✓
Improve predictability of when orders will close		✓	✓
Track and monitor each step of sales cycle		✓	✓
Accelerate customer decision cycles			✓	✓	✓
Track how customers make internal decisions	✓	✓	✓		✓
Improve post-sale customer satisfaction				✓	✓
Reinforce the value proposition	✓		✓	✓	✓
Monitor the pulse of the customer			✓	✓	✓
Reduce time-to-market for new products	✓		✓	✓	✓
Create market “pull”				✓	✓
Addresses multiple verticals	✓	✓	✓	✓	✓
Interface with legacy customer and prospect databases (CRM, SFA, ERP)	✓				✓
Reporting	✓			✓	✓
Wireless access	✓				✓
Multi-channel campaigns	✓			✓	✓

5.6	PROFESSIONAL SERVICES. We offer a range of professional services, principally consulting services that complement our outsourced services and delivery content. We offer consulting and implementation services to our customers to help them achieve better sales results and to facilitate the use of our on-demand outsourced services and delivered content. Consulting services address a broad array of areas including the definition of qualification criteria, re-energizing marketing messages, guidance on best practices in forecasting, understanding the dynamics of internal approval cycles at large companies, channel management, and strategizing how to close large and complex deals faster. Implementation services include data conversion, data validation and scrubbing, and performing multi-channel campaigns with our services. Our typical consulting and implementation engagements are generally billed as part of a set-up fee for an on-demand service, included in the cost of our deliverable content.

5.7	TECHNOLOGY, DEVELOPMENT AND OPERATIONS

(A)	Technology. We believe the internal software environment we use to support our on-demand outsourced services will enable us to develop functionality and deliver results to customers more efficiently than traditional software vendors and boutique service providers. We do not provide software to customers. As a result, our software is not, nor needs to be, written to different hardware, operating system and database platforms, or depend upon a customer’s unique systems environment. Rather, we have optimized our service to run on a specific database and operating system using the tools and platforms best suited to serve our customers.

We are building our service around standard available components, extending these capabilities with our proprietary processes. We anticipate that our internal environment will be a reliable, highly scalable system able to service thousands of customers. We have custom-built core services to support our proprietary processes allowing us to continue to drive results for our customers. Our customers can access the results via the Internet, email or standard wireless SMS devices.

Our service will be operated by us driven from a central application and database. As a result, we will be able to spread the cost of delivering our service across a large user base. In addition, because we do not have to manage thousands of distinct applications with their own business logic and database schemas, we believe that we can scale our business faster than traditional software vendors, even those that have modified their products to be accessible over the Internet. Moreover, we can focus our resources on building new functionality to deliver more service to our customer base as a whole rather than on maintaining an infrastructure to support each of their distinct applications.

Our service will also be flexible. New functionality or processes, which drive better productivity can be easily added. Since we are responsible for how the system is used to produce results for the customer, our service is sheltered from the constant customization so often desired and required of traditional CRM, sales force automation and ERP solutions. This approach is what allows us to rapidly deploy our outsourced services. Customization does not occur for any one customer, rather becomes available through us, to all customers.

We have also developed extensive reporting and analytics functionality in our service that operates on the database system to provide near real-time analysis of the user’s results. The content in the database is owned by the customer, whereas we control the form, format and presentation of the information. Reports can be customized, but only as an additional service. Additional data mining and analysis is also available to our customers for an additional fee.

(B)	Development. Our research and development efforts are focused on improving and enhancing our existing service offerings as well as developing new proprietary services and deliverable content. To date, most of the development effort surrounding our proprietary processes has been outsourced. All of the deliverable content has been developed by in-house resources, based upon our knowledge experts’ real world experiences.

(C)	Operations. Currently, we provide all services internally at our facility in the Chicago, Illinois area and may contract with third-party vendors for certain services related to the performance of our business contracts. In the future, we may co-locate software and information systems off-site with a third party. We do not currently regularly back-up customer data for off-site storage, although we may in the future.

5.8	SALES, MARKETING AND CUSTOMER SUPPORT

(A)	Direct Sales. We sell outsourced services and deliverable content primarily through our direct sales force and sales agents. All sales representatives focus their efforts on their vertical expertise and the local geography. Our account executives will be responsible for initial sales to new prospects, leveraging our executive staff to secure multi-year service agreements. Sales agents will only be compensated after we receive a valid purchase order, and we have invoiced for valid revenues. We have direct sales and sales agent representation in the Mid-Western and Mid-Atlantic states.

(B)	Referral Sales. We will have a network of associates and sales agents who refer sales prospects to us and assist in selling to them. These will include complementary consulting firms, sales training firms and lead generation firms and other sales agents with relationships at the executive senior sales management level of companies. In return, we will typically pay these associates a percentage of the revenue generated by the customers they refer. We will develop this network through our existing industry contacts. As of the date of this prospectus, the Company has two sales agents representing our services in the upper midwest and mid-Atlantic regions.

(C)	Marketing. Our marketing strategy is to generate qualified sales leads, build our brand and raise awareness of Shiwana as a provider of Sales Execution solutions to improve sales effectiveness. Our marketing programs include a variety of viral networking, advertising, and public relations activities targeted at key executives and decision makers within businesses.

Our principal marketing initiatives include:

•	Networking through an extensive database of contacts established over the years;

•	Public relations activities aimed at key industry analysts and editors of key industry publications;

•	Direct mail campaigns;

•	Cooperative marketing efforts with partners, joint press announcements, channel marketing campaigns and joint seminars;

•	Using our website to provide product and company information; and

•	Focused advertising in on-line newsletters, sales and marketing trade magazines, and other executive level business-related periodicals.

(D)	Customer Service and Support. We believe that superior customer support is critical to establishing and expanding our customer base. Our customer support group will handle both general customer inquiries, such as technical questions or questions relating to how our service works, and will be available to customers by telephone or email. We offer additional consulting services on how to improve the results of our services and deliverable content which may include capturing data from existing contact management systems.

We have a support program to assist our customers in the use of our service and to identify, analyze and solve any problems or issues with our service. The support program will include email support, an online repository of helpful information about our service and shared best practices for implementation and use and telephone support. Telephone support is provided by technical support specialists on our staff, who are operators of our services for our clients.

5.9

COMPETITION. The market for CRM, lead management applications, and enterprise business applications generally, is highly competitive, rapidly evolving and fragmented, and subject to changing technology, shifting customer needs and frequent introductions of new products and services. Our on-demand service offerings compete primarily with vendors of lead generation services, telemarketing services, e-relationship management services, lead management software and customer facing packaged CRM software. Packaged CRM software is installed by the customer directly or hosted by a third-party Application Service Provider on the customer’s behalf, and companies offering on-demand CRM applications over the Internet. We also compete with internally developed applications and face, or expect to face, competition from enterprise software vendors and online service providers who may develop and/or bundle relationship management products with their products in the future. Our current principal competitors include:

•	Enterprise software application vendors including E.piphany, Inc., Microsoft Corporation, Oracle Corporation, PeopleSoft, Inc., SAP AG and Siebel Systems, Inc.;

•	Packaged CRM software vendors, some of whom offer hosted services, such as BMC Software Corporation, FrontRange Solutions, Inc., Salesforce.com, Inc., Onyx Software Corp., Pivotal Corporation, which has signed an agreement to be acquired by CDC Software Corporation, a subsidiary of chinadotcom corporation, and Sage Group Plc;

•	On-demand CRM application service providers such as ACCPAC International, Inc., a subsidiary of Computer Associates International, NetSuite, Inc., RightNow Technologies, Inc. and Salesnet, Inc.; and

•	Boutique providers of lead generation, telemarketing and e-relationship services.

We believe the principal competitive factors in our market include the following:

•	Proven, auditable results in terms of better sales effectiveness as measured by the number of new transactions closed, number of qualified sales opportunities, and the number of repeat sales;

•	Speed and time-to-results and return on investment;

•	Rate of user adoption;

•	Low total cost of ownership and demonstrable cost-effective benefits for customers;

•	Ability to automate sales processes;

•	Ease of integration with existing marketing databases;

•	Vendor reputation; and

•	Financial stability of the vendor.

We believe that we will compete favorably with our competitors on most of these factors. Our ability to remain competitive will depend to a great extent upon our ongoing performance in showing proven auditable results. In addition, many of our competitors and potential competitors have greater name recognition, longer operating histories and significantly greater resources. They may be able to devote greater resources to the development, promotion and sale of their products than we can to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs. We cannot assure you that our competitors will not offer or develop products or services that are superior to ours or that we will achieve greater market acceptance.

Our professional services organization competes with a broad range of smaller independent consulting firms specializing in sales consulting, sales force automation services and CRM implementations. We are developing relationships with many of these consulting companies and may work cooperatively on projects with them, even as we might compete for business in other customer engagements.

5.10	EMPLOYEES. As of the date of this prospectus, we had two full-time equivalent employees. and two part-time employees. None of our employees are represented by a labor union. We consider our relationship with our employees to be good. The Company currently anticipates hiring six to ten employees in the next 12 months, along with outside contractors, if needed.

5.11	FACILITIES. Our executive offices and principal office for domestic marketing, sales and development is located at 1320 Tower Road, Schaumburg, Illinois. We rent these facilities on a month-to-month lease with Schaumburg Executive Suites for $200.00 per month. If we require additional space, we believe that we will be able to obtain such space on acceptable, commercially reasonable terms.

5.12	BUSINESS DEVELOPMENT. Shiwana was incorporated as a Delaware corporation on November 25, 2003. Since inception, Shiwana has not engaged in any bankruptcy, receivership or similar proceeding nor any material reclassification, merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business.

6. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

6.1	DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES. The names, ages, positions, and term of our present officers, directors and key employees are set forth below:

NAME	AGE	POSITION
Tim R. Sensenig	44	Director, Chairman of the Board of Directors, Co-Chief Executive Officer
Bernard Asher	49	President, Treasurer
Sherry May	37	Vice President of Sales (employee)
Llew Keltner, M.D., Ph.D.[1]	55	Director
Bary Bertiger[2]	58	Director, Co-Chief Executive Officer, Secretary
David C. Cairns[1,2]	59	Director

[1]	Member of the Audit Committee.

[2]	Member of the Compensation Committee.

Our board of directors will be divided into three classes of directors who will serve in staggered three-year terms, as follows:

•	The Class I director will be Mr. Keltner, and his term will expire at the annual meeting of stockholders to be held in 2005;

•	The Class II director will be Mr. Cairns, and his term will expire at the annual meeting of stockholders to be held in 2006; and

•	The Class III directors will be Messrs. Bertiger and Sensenig, and their terms will expire at the annual meeting of stockholders to be held in 2007.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. Each director’s term is subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Our Amended Certificate of Incorporation and Bylaws provide that the authorized number of directors may be changed by resolution of a majority of our board of directors or our stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes with three-year terms so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into these three classes may delay or prevent a change of our management or a change in control.

6.2	BOARD COMMITTEES. Our board of directors has, among others, the following committees: an audit committee; a compensation committee; and a disclosure and corporate development committee. The composition and responsibilities of each committee are described below.

(A)	Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process. It evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Shiwana engagement team as required by law; reviews our financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements. The current members of our audit committee are Messrs. Cairns, who is the committee chair, and Keltner. Mr. Cairns is our audit committee financial expert (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). We believe that the composition of our audit committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, and the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

(B)	Compensation Committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations. The compensation committee also will administer the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee members are Messrs. Bertiger, who is the committee chair, and Cairns.

(C)	Disclosure and Corporate Development. The disclosure and corporate development committee is responsible for overseeing our tax and treasury strategies, policies and practices; overseeing management’s establishment and enforcement of our financial policies and business practices, as well as our compliance with laws and regulations; reviewing acquisitions and joint ventures; overseeing our compliance with the Sarbanes-Oxley Act of 2002; and overseeing our corporate governance guidelines. The current members of the disclosure and corporate development committee are Messrs. Cairns, who is the committee chair, and Keltner.

6.3	BACKGROUND OF OFFICERS, DIRECTORS AND KEY EXECUTIVES

Tim R. Sensenig is our co-founder, and has served as Chief Executive Officer of the Company, Chairman of the Board, and a director since the inception of the Company., and changed from the position of Chief Executive Officer to Co-Chief Executive Officer of the Company on January 7, 2004. In June 1999, through New Meadows, Mr. Sensenig co-founded and continues to be Vice Chairman of Global Logistics Technologies, the market leader in supply chain software for transportation management. From January 2002 through February 2004, he served as the managing director of SandPoint Capital, an investment advisory company. In October 2002 through 2004, Mr. Sensenig was the founder and Managing Director of Grayhawk Capital, LLC, a global private equity firm focused on driving market synergies through industry consolidation in the telecom, wireless, software and electronic sectors, where he was responsible for overseeing and coordinating all operations. Mr. Sensenig received a Bachelor of Science degree in Marketing from Penn State University. He has also received certification in Mergers and Acquisitions and Finance and Accounting at Wharton School’s Executive Education Program.

Bernard Asher is our co-founder and has served as President and Treasurer of the Company since January 7, 2004. In 2003, Mr. Asher was a co-founder and Managing Director of Grayhawk Capital, LLC, where he was responsible for sourcing and due diligence of buyout candidates. From January 2001 to December 2002, Mr. Asher was the founder and Managing Director of Tall Trees Capital, LLC, a strategic consulting firm focused on improving revenues for growth companies. In 2000, Mr. Asher held executive management positions, including President, Application Service Provider and Software Products for HotSamba, a provider of hosted business-to-business e-commerce solutions. Mr. Asher received a Bachelor of Science degree in Marketing from the University of Illinois – Champaign-Urbana.

Sherry May has served as our Vice President of Sales since January 7, 2004. From February 2002 to January 2004, she served as Vice President, Sales and Marketing Strategy of Digital Alchemy, a database marketing relationship firm for the hospitality industry. From January 2000 to February 2002, she served as President and CEO for ScheduleMe, a hospitality software company. Prior to that, Ms. May held numerous sales and management positions for Dow Chemical’s medical markets and Abbott Laboratories’ Hospital Product Division. Ms. May received a Bachelor of Arts degree in Marketing from the University of Miami, Coral Gables, Florida.

Llew Keltner, M.D., Ph.D has been a director of our Company since January 6, 2004. He founded EPISTAT, an international pharmaceutical and health care strategy company, and has served as its Chief Executive Officer since 1985. He has also served as Chief Executive Officer of MetaStat, an oncology drug development firm, since 1994. In addition, Dr. Keltner is Chairman of Light Sciences Corporation, a company developing light-activated drugs, and serves as CEO of Light Sciences Oncology, a company in late-stage development of cancer therapies. Dr. Keltner is currently on the board of directors of Infostat, Inc., a contract research organization; Oregon Life Sciences, a venture investment company focused on the biomed and biotech sectors; LKHealthnet Inc., a company acquiring healthcare network assets; and Goodwell Technologies, Inc., a provider of real time-communication and collaboration services in the financial, travel and lodging, healthcare, and other industries. Dr. Keltner holds a Master’s degree in Epidemiology and Biostatistics, a Ph.D. in Biomedical Informatics, and a medical degree from Case Western Reserve University.

Bary Bertiger has served as a Co-Chief Executive Officer, Secretary and as a director of our Company since January 7, 2004. Mr. Bertiger recently concluded a 30-year career at Motorola, retiring in 2002 as Senior Vice President and General Manager of Motorola’s Global Telecommunications Sector. Mr. Bertiger is also holds 14 patents relating to his service with Motorola.

Mr. Bertiger is a Motorola Distinguished Innovator, and a Dan Noble Fellow. Mr. Bertiger received a Bachelor of Science degree in Electrical Engineering from Stevens Institute of Technology and a Master’s degree in Electrical Engineering from New York University.

David C. Cairns, has been a director of our Company since April 12, 2004. He is currently CEO and a board member of Global Logistics Technologies, Inc. since April 2003. He is an experienced international business executive with more than thirty years of experience in managing and running large and small multinational high technology companies. He has held a variety of top management positions, including positions with Northern Telecom, Baan, Marcam and PSI Penta.

From May 1999 to September 2000, Mr. Cairns was Chairman and CEO of Martlet Venture Management Ltd., an international investment company. From October 2000 to December 2002, he was a board member of Augeo Software B.V., a professional services automation software company. Additionally, since June 2001, Mr. Cairnes has been Chairman of PrismTech Limited, an English private software company. Mr. Cairns holds an MBA from Cranfield University (UK) and is a Fellow of the Chartered Institute of Management Accountants (UK).

6.4	CODE OF ETHICS. The Company has adopted a Code of Ethics and Business Conduct which applies to our principal executive and financial officers and other senior management (including our principal accounting officer, controller and persons performing similar functions). A copy of the Code of Ethics is included as an exhibit to this registration statement. The Company will provide a copy of its Code of Ethics to any person making a request for a copy of the Code of Ethics in writing by first class mail addressed to the President of the Company.

6.5	CONFLICTS OF INTEREST BETWEEN MANAGEMENT

There are no family relationships or understandings between any of the directors and executive officers of the Company. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected an executive officer.

7. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

7.1	CAPITALIZATION. The Company only has one class of equity security outstanding, and options to acquire that class of security have been authorized and issued as described herein.

7.2	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The following identifies certain owners of more than 5% of our common stock and the amount of their ownership, as of the date of this prospectus including those shares which the shareholder has the right to acquire through the exercise of options by June 30, 2005.

Title of Class	Names and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class [1]
Common Stock	Tim R. Sensenig[2] 1420 Whittington Drive Raleigh, NC 27614	3,691,801	41.5%

Common Stock	Investors Insurance Group, Inc.[3] 315 Willowbrook Lane West Chester, PA 19382	1,425,541	16.0%

Common Stock	Sensenig Family Irrevocable Trust dated February 3, 2004[4] 25525 SE Hoffmeister Road Boring, OR 97009	2,102,030	23.6%

Common Stock	Bary Bertiger[5] 23 Clarington Way North Barrington, IL 60010 (Director and Officer)	441,458	5.0%

Common Stock	Tall Trees Capital, LLC[6] 1308 Lake Shore Drive North Barrington, IL 60010	441,458	5.0%

[1]	Rounded to the nearest tenth of a percent and calculated as if all options vested through June 30, 2005 have been acquired.

[2]	Mr. Sensenig is a co-founder of the Company as well as Co-Chief Executive Officer, director, and Chairman of the Board of the Company. Currently, Mr. Sensenig owns 3,600,134 shares. Pursuant to Mr. Sensenig’s Option Agreement with the Company, effective January 27, 2004, he has a right to purchase 200,000 shares at a price of $0.02 per share. The options may be exercised prior to the fifth anniversary of the date of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 70,833 shares will have vested as reflected in this amount. Pursuant to Mr. Sensenig’s Option Agreement with the Company effective January 6, 2005, he has a right to purchase 200,000 shares at a price of $1.98 per share. The options may be exercised prior to the fifth anniversary of the date of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from January 6, 2005. As of June 30, 2005, 20,834 shares will have vested as reflected in this amount.

[3]	Investors Insurance Group, Inc., a Florida corporation, is a reporting company under Section 13 or 15(D) of the Securities Exchange Act of 1934, and lists its shares on the OTC Bulletin Board under ticker symbol “IIGI”. IIGI, which has approximately 2,800,000 million shares outstanding, currently has no active business operation and merely holds various investments. See also “Related Party Transactions” in Section 24.1

[4]	The Sensenig Family Irrevocable Trust by and between Tim R. Sensenig, Grantor and William P. Young, Trustee U/A dated February 3, 2004 is an irrevocable trust for the benefit of Tim R. Sensenig’s children. The Trust received its shares from Tim R. Sensenig pursuant to assignment on February 4, 2004. Pursuant to the terms of the Trust, which is governed by the laws of the State of Delaware, Mr. Sensenig irrevocably relinquished all control of the shares to the Trust and can never be named as a Trustee thereunder.

[5]	Currently Mr. Bertiger owns 355,000 shares. Pursuant to Mr. Bertiger’s Option Agreement with the Company effective January 27, 2004, he has a right to purchase 200,000 shares at a price of $0.01 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 70,833 shares will have vested as reflected in this amount. Pursuant to Mr. Bertiger’s Option Agreement with the Company effective January 6, 2005, he has a right to purchase 150,000 shares at a price of $1.80 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from January 6, 2005. As of June 30, 2005, 15,625 shares will have vested as reflected in this amount.

[6]	Currently, Tall Trees owns 355,000 shares. Mr. Asher, pursuant to his Option Agreement with the Company effective January 27, 2004 has the right to purchase 200,000 shares at a price of $0.01 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 70,833 shares will have vested with Mr. Asher as reflected in this amount. Mr. Asher, pursuant to his Option Agreement with the Company effective January 6, 2005, has the right to purchase 150,000 shares at a price of $1.80 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 6, 2005. As of June 30, 2005, 15,625 shares will have vested with Mr. Asher as reflected in this amount.

7.3	SECURITY OWNERSHIP OF MANAGEMENT. The following identifies our directors and executive officers and the amount of their ownership of our common stock as of the date of this prospectus, including those shares which the shareholder has the right to acquire through the exercise of options by June 30, 2005.

Title of Class	Names and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class [1]
Common Stock	Tim R. Sensenig[2] 1420 Whittington Drive Raleigh, NC 27614 (Director and Officer)	3,691,801[3]	41.5%

Common Stock	Bary Bertiger[4] 23 Clarington Way North Barrington, IL 60010 (Director and Officer)	441,458[5]	5.0%

Common Stock	Llew Keltner, M.D., Ph.D.[6] P.O. Box 8229 Portland, OR 97207 (Director)	108,583	1.2%

Common Stock	David C. Cairns[7] 521 Leopard Road Berwyn, PA 19312 (Director)	287,525	3.2%

Common Stock	Tall Trees Capital, LLC[8] 1308 Lake Shore Drive North Barrington, IL 60010 (Owned by Officer)	441,458[9]	5.0%

Common Stock	Sherry May[10] 3511 16th Street Kenosha, WI 53144 (Employee)	26,563 [11]	0.3%

Common Stock	All Directors as a Group[12]	4,529,367	51.0%

Common Stock	All Officers as a Group[13]	4,574,717	51.5%

Common Stock	Others[14]	3,915,384	44.1%

[1]	Rounded to the nearest tenth of a percent and calculated as if all options vested through June 30, 2005 have been acquired.

[2]	Mr. Sensenig is a co-founder of the Company as well as Co-Chief Executive Officer, director, and Chairman of the Board of the Company.

[3]	Mr. Sensenig is a co-founder of the Company as well as Co-Chief Executive Officer, director and Chairman of the Board of the Company. Currently, Mr. Sensenig owns 3,600,000 shares. Pursuant to Mr. Sensenig’s Option Agreement with the Company effective January 27, 2004, he has a right to purchase 200,000 shares at a price of $0.02 per share. The options may be exercised prior to the fifth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 70,833 shares will have vested as reflected in this amount. Pursuant to Mr. Sensenig’s Option Agreement with the Company effective January 6, 2005, he has a right to purchase 200,000 shares at a price of $1.98 per share. The options may be exercised prior to the fifth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 6, 2005. As of June 30, 2005, 20,834 shares will have vested as reflected in this amount.

[4]	Mr. Bertiger is the Co-Chief Executive Officer and Secretary of the Company and a director of the Company.

[5]	Currently Mr. Bertiger owns 355,000 shares. Pursuant to Mr. Bertiger’s Option Agreement with the Company effective January 27, 2004, he has a right to purchase 200,000 shares at a price of $0.01 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 70,833 shares will have vested as reflected in this amount. Pursuant to Mr. Bertiger’s Option Agreement with the Company effective January 6, 2005, he has a right to purchase 150,000 shares at a price of $1.80 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from January 6, 2005. As of June 30, 2005, 15,625 shares will have vested as reflected in this amount.

[6]	Dr. Keltner is a director of the Company.

[7]	Mr. Cairns is a director of the Company.

[8]	Mr. Asher, a co-founder of the Company as well as the President and Treasurer of the Company, is the sole member of Tall Trees Capital, LLC.

[9]	Currently, Tall Trees Capital, LLC owns 355,000 shares. Mr. Asher, pursuant to his Option Agreement with the Company effective January 27, 2004, has the right to purchase 200,000 shares at a price of $0.01 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 70,833 shares will have vested with Mr. Asher as reflected in this amount. Mr. Asher, pursuant to his Option Agreement with the Company effective January 6, 2005, has the right to purchase 150,000 shares at a price of $1.80 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 6, 2005. As of June 30, 2005, 15,625 shares will have vested with Mr. Asher as reflected in this amount.

[10]	Ms. May is the Vice President of Sales of the Company.

[11]	Currently, Ms. May owns no shares of the Company. Pursuant to Ms. May’s Option Agreement with the Company effective January 27, 2004, she has a right to purchase 75,000 shares at a price of $0.01 per share. The options may be exercised prior to the tenth anniversary of the date of the grant in installments for not more than the number of shares that have vested at the rate of 1/48 per month for each month of employment with the Company from January 27, 2004. As of June 30, 2005, 26,563 shares will have vested as reflected in this amount.

[12]	Includes all holdings and shares which may be exercised through the exercise of options by June 30, 2005 for all directors of the Company as a group: Tim R. Sensenig, Bary Bertiger, Llew Keltner, M.D., Ph.D., and David C. Cairns. This includes all directors who are also officers of the Company.

[13]	Includes all holdings and shares which may be exercised through the exercise of options by June 30, 2005 for all officers of the Company as a group: Tim R. Sensenig, Bary Bertiger, and Bernard Asher (through Tall Trees Capital, LLC). This includes all officers who are also officers of the Company.

[14]	This includes the holdings of all persons who are not directors or officers of the Company, assuming the exercise of all available options through June 30, 2005.

7.4	STOCK OPTION PLANS

2004 Stock Option Plan No. 1

On January 27, 2004, our Board of Directors adopted the 2004 Stock Option Plan No. 1, under which stock options may be granted to such of our employees, officers or directors, consultants or advisors; provided that the class of employees to whom incentive stock options may be granted shall be limited to all employees, as the Board of Directors (or a committee designed by them for this purpose), selects. The Plan was approved by our stockholders on January 27, 2004.

Stock options granted under the Plan may be non-statutory stock options or incentive stock options, as provided in the Plan. Incentive stock options (or statutory stock options) are to be issued in accordance with Section 422 of the Internal Revenue Code of 1986, as amended. As such, they may only be issued to employees of the Company, and must have an exercise price of no less than 100% of the fair market value of the common stock on the date of the grant, or less than 110% of such fair market value in the case of options granted to a 10% or more shareholder, as defined in the Plan. The aggregate fair market value of the underlying shares cannot exceed $100,000 during any calendar year. Also, incentive stock options must expire no later than ten years (five years for 10% or more shareholders) from the date of the grant. Non-statutory stock options are not subject to the restrictions contained in Section 422 of the Code. All options under the Plan are non-transferable and may not be assigned except by will or the laws of descent and distribution, provided, however, that non-statutory options may be transferred pursuant to a qualified domestic relations order. Upon termination of the employment, death or disability, the Board of Directors shall determine the period of time which an optionee may exercise a non-statutory option but the optionee of an incentive stock option shall have 90 days following such termination or death, or one year if such termination results from the optionee’s disability (within the meaning of Section 22(e)(3) of the Code). Holders of options under the Plan have no voting or other rights as shareholders except and to the extent that they exercise their options and are issued the underlying shares. Options under the Plan may be exercised by the payment of the exercise price by delivery of cash or a check in an amount equal to the exercise price of such options, or, to the extent provided in the applicable option agreement, on a cashless basis by delivery of shares of common stock already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or by any other means which the Board of Directors determines (including, without limitation, by delivery of a promissory note.) The fair market value of the shares or other non-cash consideration which may be delivered upon the exercise of an option shall be determined by the Board of Directors.

As a condition of the grant of an option under the Plan, each recipient of an option shall execute an option agreement in a form not inconsistent with the Plan as may be approved by the Board of Directors. Such option agreements may differ among recipients. The optionee may be required to give written investment assurances and each option is subject to compliance with securities laws. The Board of Directors may include additional provisions in the option agreements covering options granted under the Plan, including, without limitation, vesting provisions, restrictions on transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guaranty loans or to transfer other property to optionees upon exercise of options provided such additional provisions shall not cause any incentive stock option granted under the Plan to fail to qualify as an incentive stock option within the meaning of Section 422 of the Code.

Subject to adjustment for recapitalizations and related transactions, the maximum number of shares of Common Stock which may be issued and sold under the Plan is 1,781,926, of which 1,000,000 shall be designated incentive stock option shares. The maximum number of shares with respect to which options may be granted to any employee shall not exceed 500,000 in any calendar year. For more information regarding the 2004 Stock Option Plan No. 1, please see Exhibit 10.

Currently, 1,405,000 options are outstanding under the Plan. An option to purchase 200,000 shares of Common Stock has been granted to Bernard Asher (the President and Treasurer of the Company) pursuant to an Incentive Stock Option Agreement effective January 27, 2004 at a price of $0.01 per share. The option may be exercised prior to the tenth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 27, 2004.

An option to purchase 200,000 shares of Common Stock has been granted to Bary Bertiger (Co-CEO of the Company, Secretary and also a director of the Company) pursuant to an Incentive Stock Option Agreement effective January 27, 2004 at a price of $0.01 per share. The option may be exercised prior to the tenth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 27, 2004.

An option to purchase 75,000 shares of Common Stock has been granted to Sherry May (the Company’s Vice President of Sales) pursuant to an Incentive Stock Option Agreement effective January 27, 2004 at a price of $0.01 per share. The option may be exercised prior to the tenth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 27, 2004.

An option to purchase 200,000 shares of Common Stock has been granted to Tim Sensenig (the Co-CEO and Chairman of the Company and also a director of the Company) pursuant to an Incentive Stock Option Agreement effective January 27, 2004 at the price of $0.02 per share. The option may be exercised prior to the fifth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 27, 2004. An additional option to purchase 200,000 shares of Common Stock has been granted to Tim Sensenig (the Co-CEO and Chairman of the Company and also a director of the Company) pursuant to an Incentive Stock Option Agreement effective January 6, 2005 at the price of $1.98 per share. The option may be exercised prior to the fifth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 6, 2005.

An option to purchase 20,000 shares of Common Stock has been granted to Llew Keltner (a director of the Company) pursuant to an Incentive Stock Option Agreement effective January 6, 2005 at the price of $1.80 per share. The option may be exercised prior to the fifth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 6, 2005.

An option to purchase 150,000 shares of Common Stock has been granted to David Cairns (a director of the Company) pursuant to an Incentive Stock Option Agreement effective January 6, 2005 at the price of $1.80 per share. The option may be exercised prior to the fifth anniversary of the grant in installments for not more than the number of shares which have vested at the rate of 1/48 per month for each month of employment with the Company from the date of the grant, January 6, 2005.

For further information on the Incentive Stock Option Agreements, please see Exhibit 10.

8. EXECUTIVE COMPENSATION

8.1	DIRECTOR AND OFFICER COMPENSATION. The members of our board of directors who are not our employees are reimbursed for travel, lodging and other reasonable expenses incurred in attending board and committee meetings. Board members do not receive cash compensation for attending board and committee meetings. The salaries for our officers and key employees for 2004 are set forth below. Currently, all salaries for 2005 are accruing but have not yet been paid. These salaries will be paid by the Company at such time as the Company has sufficient income.

SUMMARY COMPENSATION TABLE

Long Term Compensation Awards
Name and Principal Positions	Fiscal Year	Annual Compensation Salary ($)		Securities Underlying Options (in shares, cumulative)	Bonus		All Other Compensation
Bernard Asher, President and Treasurer	2004 2003	$ $	100,000 -0-	200,000 -0-	$ $	-0- -0-	$ $	-0- -0-

Bary Bertiger, Co-Chief Executive Officer, Secretary, director	2004 2003	$ $	-0- -0-	200,000 -0-	$ $	-0- -0-	$ $	-0- -0-

David C. Cairns, director	2004 2003	$ $	-0- -0-	-0- -0-	$ $	-0- -0-	$ $	-0- -0-

Llew Keltner, M.D., Ph.D., director	2004 2003	$ $	-0- -0-	-0- -0-	$ $	-0- -0-	$ $	-0- -0-

Sherry May, Vice President of Sales	2004 2003	$ $	-0- -0-	75,000 -0-	$ $	-0- -0-	$ $	-0- -0-

Tim R. Sensenig, Co-Chief Executive Officer, director, Chairman of the Board	2004 2003	$ $	100,000 -0-	200,000	$ $	-0- -0-	$ $	-0- -0-

8.2	EMPLOYEES AND EMPLOYMENT AGREEMENTS. We have employment agreements with each one of our executive employees. The agreements all continue for an indefinite period unless terminated at any time with or without cause at our option or the option of the executive, subject to the termination and severance terms of the employment agreements.

The Company entered into an Employment Agreement with Tim R. Sensenig, dated as of July 16, 2004, to be retroactively effective as of January 1, 2004. Pursuant to the Employment Agreement, Mr. Sensenig will perform all services and acts necessary in the capacity of Chairman of the Board and Chief Executive Officer of the Company. Mr. Sensenig’s base salary under the Employment Agreement was One Hundred Thousand Dollars ($100,000) for the first year of the agreement. Effective as of January 1, 2005, Mr. Sensenig’s annual base salary under the Employment Agreement was increased to One Hundred Seventy Five Thousand Dollars ($175,000), this salary may in the future be increased at his annual review. The Company may also provide Mr. Sensenig with bonuses in cash or other compensation. In the event of Mr. Sensenig’s termination by the Company without cause, constructive termination, or in the case of Mr. Sensenig’s death or disability, Mr. Sensenig will receive a lump sum payment of Five Million Dollars ($5,000,000).

The Company entered into an Employment Agreement with Bary Bertiger, dated as of July 16, 2004, to be retroactively effective as of January 1, 2004. Pursuant to the Employment Agreement, Mr. Bertiger will perform all services and acts necessary in the capacity of Co-Chief Executive Officer and Secretary of the Company. Mr. Bertiger’s base salary under the Employment Agreement is Twenty Five Thousand Dollars ($25,000) for the first year of the agreement and may be increased at his annual review. The Company may also provide Mr. Bertiger with bonuses in cash or other compensation. For 2004, Mr. Bertiger waived his salary and benefits.

The Company entered into an Employment Agreement with Bernard Asher, dated as of July 16, 2004, to be retroactively effective as of January 1, 2004. Pursuant to the Employment Agreement, Mr. Asher will perform all services and acts necessary in the capacity of President of the Company. Mr. Asher’s base salary under the Employment Agreement is One Hundred Thousand Dollars ($100,000) for the first year of the Agreement and may be increased at his annual review. The Company may also provide Mr. Asher with bonuses in cash or other compensation. In the event of Mr. Asher’s termination by the Company without cause, constructive termination, or in the case of Mr. Asher’s death or disability, Mr. Asher will receive a lump sum payment of One Million Dollars ($1,000,000).

Pursuant to all of the Company’s employment agreements, the Company may terminate any executive with cause upon thirty (30) days written notice. Termination with cause includes termination for, among other events, conviction of a felony or a crime involving moral turpitude and repeated and persistent gross or willful misconduct, fraud or gross dishonesty, if the latter pertain to the executive’s employment. Termination may also be for cause if any executive repeatedly fails to follow reasonable written instructions of the Board of Directors of the Company or a material breach of his or her employment agreement, provided that in each case, the executive has thirty (30) days to cure. The Company may also terminate any executive without cause with ninety (90) days notice. Any executive may terminate his or her employment with the Company in the event of the occurrence of any of the constructive termination events set forth in the employment agreements. The employment agreements also terminate upon the executive’s death or disability.

All of the employment agreements provide a base salary and performance bonus as compensation. Base salary shall be payable in accordance with the company’s normal payroll practices and reviewed at least annually. Performance bonuses shall be based upon the extent to which the executive and the company achieve performance objectives to be determined by the parties.

Executives are entitled to participate in employee benefit plans and programs for which they qualify, subject to the terms of the applicable plans and policies. Upon approval by the Board of Directors, executives shall receive term life insurance in an amount equal to the lesser of the amount which can be purchased with $5,000 per year or $1,000,000. Executives may also receive comprehensive short and long term disability insurance and will be reimbursed for reasonable out of pocket business expenses. Executives are also entitled to a minimum of twenty (20) paid vacation days per year in addition to such other vacation, holiday and paid leave time permitted by the Company. The employment agreements also provide that the Company will indemnify and hold the executive harmless in certain situations.

Under the agreements, each executive is bound to hold in strictest confidence, and not use, subject to the terms of the agreements “confidential information” (as defined in the agreements.) The agreements further provide non-competition and non-solicitation provisions for a period of 12 months following termination for any reason.

For further information regarding the Company’s Employment Agreements, see Exhibit 10.4, “Material Contracts - Employment Agreements.”

We anticipate entering into employment agreements with our sales and service personnel on similar terms.

In addition to the foregoing, all of our employees, including officers and directors, must execute our company policy regarding confidentiality of inside information and prohibition of insider trading.

8.3	EXECUTIVE OFFICER COMPENSATION. We did not award or pay compensation to our chief executive officer nor any other employee or officer during fiscal year 2003. For compensation to our officers and employees in 2004, see Section 8.1. We do not compensate our executive officers with perquisites or other personal benefits.

8.4	EXECUTIVE OFFICER OPTION GRANTS/SARS. The following table provides information concerning options provided to our executive officers pursuant to our 2004 Stock Option Plan No. 1 which was effective January 27, 2004.

Director	Number of Shares Subject to Options (1)	Date of Grant	Percentage of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price	Expiration Date of Options
Bernard Asher	200,000	1/27/2004	29.6%	$0.01	1/27/2014
Bary Bertiger	200,000	1/27/2004	29.6%	$0.01	1/27/2014
Tim R. Sensenig	200,000	1/27/2004	29.6%	$0.02	1/27/2009
Bernard Asher	150,000	1/6/2005	20.5%	$1.80	1/6/2015
Bary Bertiger	150,000	1/6/2005	20.5%	$1.80	1/6/2015
Tim R. Sensenig	200,000	1/6/2005	27.4%	$1.98	1/6/2015

(1)	Options shall vest at a rate of 1/48 per month for each month of employment with the Company from the date of the grant.

(2)	Rounded to nearest tenth of a percent.

9. INDEMNIFICATION OF DIRECTORS AND OFFICERS

For information regarding our indemnification of our directors and officers, please refer to Section 21 below.

10. DESCRIPTION OF SECURITIES; APPLICATION OF CERTAIN PROVISIONS OF DELAWARE

CORPORATION LAW

10.1	DESCRIPTION OF CAPITAL STOCK. Our authorized equity consists of 20,000,000 shares of a single class of common stock, having $.01 par value per share. The Company does not have any other class of equity or debt securities authorized or outstanding. There are 8,571,105 shares of common stock currently issued and outstanding. We currently have approximately ten holders of record of the Company’s common stock. Each share has the following rights:

•	equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the Board of Directors;

•	to share ratably in all of the assets available for distribution to holders of common stock up on liquidation, dissolution or winding up of our affairs; and

•	to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Our common stock has no preemptive, subscription or conversion rights, or redemption or access to any sinking fund. All shares of common stock now outstanding are fully paid for and non-assessable. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they choose, and in such event, the holders of the remaining shares will not be able to elect any of our directors. We have not issued debt securities or preferred stock, but there is nothing in our Amended Certificate of Incorporation or our Bylaws that would preclude us from doing so in the future.

As of the date of this prospectus, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividends will be at the discretion of our Board of Directors and will depend on a number of factors, including our earnings, if any, our capital requirements and financial position, and our general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest our earnings, if any, in our business operations.

10.2	DELAWARE ANTI-TAKEOVER LAW. Certain provisions of Delaware law and our Amended Certificate of Incorporation and Bylaws may have the effect of making more difficult or discouraging a tender offer, proxy contest or other takeover effect. We believe that the benefits of increasing our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweighs the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

We will be subject to Section 203 of Delaware General Corporation Law, an anti-takeover law. Generally, Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approves the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained that status;

•	when the stockholder became an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•	on or subsequent to the date the business combination is approved by the board of directors, the business combination is authorized at an annual or special meeting of the shareholders.

In general, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

10.3	BOARD CLASSIFICATION. Our Board of Directors is divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered term. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors and could also discourage a third-party from making a tender offer or otherwise attempt to obtain control of our company and may maintain the incumbency of our Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the Board of Directors.

11. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

11.1	NO PRESENT PUBLIC MARKET. There is presently no public market for our common stock. We anticipate applying for trading of our stock with the OTC Bulletin Board upon the effectiveness of our registration statement of which this prospectus forms a part. However, we can provide investors with no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

11.2	HOLDERS OF OUR COMMON STOCK. As of the date of this registration statement, we had ten registered stockholders.

11.3	REGISTRATION RIGHTS. We have not granted registration rights to our stockholders or to any other persons.

11.4	DIVIDENDS. There are no restrictions in our Articles of Incorporation or bylaws that prohibit us from declaring dividends. The Delaware General Corporation Law Statues, however, provide that directors may declare and pay dividends only either: (1) out of its surplus; or (2) in the case there shall be no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. 8 Del. Code Ann. § 170.

As of the date of this prospectus, we have not paid any cash dividends to our stockholders. The declaration of any future cash dividends will be at the discretion of our Board of Directors and will depend on a number of factors, including our earnings, if any, our capital requirements and financial position, and our general economic conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest our earnings, if any, in our business operations.

11.5	SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS. The following provides information regarding all equity compensation plans approved by the Company’s stockholders, 2004 Stock Option Plan No. 1. The Company does not have any equity compensation plans not approved by its stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,405,000	$0.9671	376,926

12. FINANCIAL STATEMENTS

The Company’s audited financial statements for the fiscal year ending December 31, 2004 together with the Auditor’s Report dated April 14, 2005 for the fiscal year ending December 31, 2004 and the Company’s unaudited financial statements for the three months ended March 31, 2005 are below.

Financial Statements Three Months Ending March 31, 2005 (Unaudited)

Shiwana, Inc.

(A Development State Enterprise)

(unaudited)

Balance Sheets

March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
Assets
Current Assets
Cash	$3,829	$1,198
Advances to Shareholders	—	44,696
Total current assets	3,829	45,894

Equipment, net	2,080	2,311

Total assets	$5,909	$48,205

Liabilities and Stockholders’s Equity (Deficit)
Current Liabilities
Accounts payable	$89,132	$87,425
Notes payable	39,512	—
Accrued expenses	166,786	120,356
Total current liabilities	295,430	207,781

Stockholders’ (Deficit)
Common stock, no par value, 20,000,000 shares authorized; 8,571,105 shares issued and outstanding	$85,711	$85,711

Less note receivable and accrued interest arising from the sale of common stock	(12,577)	(12,450)
Additional paid-in capital	$3,896,841	$3,798,653
Deferred stock-based compensation	(950,031)	(933,802)
Deficit accumulated during the development stage	(3,309,465)	(3,097,688)

Total stockholders’ (deficit)	(289,521)	(159,576)

Total liabilities and stockholders’ (deficit)	$5,909	$48,205

Shiwana, Inc.

(A Development State Enterprise)

(unaudited)

Statements of Operations During the Development Stage

Three Months Ended March 31, 2005 and 2004 and

Periods from November 25, 2003 (Inception) through December 31, 2004 and March 31, 2005

	Period from November 25, 2003 (Inception) to December 31, 2004	Three Months Ended March 31, 2005	Period from November 25, 2003 (Inception) to March 31, 2005	Three Months Ended March 31, 2004
Revenues	$3,300	$—	$3,300	$—

Development state, operating expenses:
Selling, general and administrative:
Stock-Based compensation expense	2,438,108	81,832	2,519,940	2,210,999
Professional Services	340,404	35,534	375,938	59,941
Payroll and payroll related expenses	231,905	81,486	313,391	67,274
Travel and entertainment expenses	69,983	7,192	77,175	15,195
Office expenses	26,985	4,064	31,049	9,039
Other	9,068	742	9,810	2,527
Operating (loss)	(3,113,153)	(210,850)	(3,324,003)	(2,364,975)

Nonoperating income:
Gain on sale of short-term investments	17,680	—	17,680	17,680
Interest Income	755	—	755	11
Interest Expense	(2,970)	(927)	(3,897)	(447)
	15,465	(927)	14,538	17,244

Net (loss) accumulated during the development stage	$(3,097,688)	$(211,777)	$(3,309,465)	$(2,347,731)

Net (loss) per share, basic and diluted	$(0.37)	$(0.02)	$(0.40)	$(0.30)

Weighted average shares outstanding, basic and diluted	8,266,191	8,571,105	8,322,473	7,883,738

Shiwana, Inc.

(A Development Stage Enterprise)

(unaudited)

Statements of Cash Flows

Three Months Ended March 31, 2005 and 2004 and

Periods from November 25, 2003 (Inception) through December 31, 2004 and March 31, 2005

	Period from November 25, 2003 (Inception) to December 31, 2004	Three Months Ended March 31, 2005	Period from November 25, 2003 (Inception) to March 31, 2005	Three Months Ended March 31, 2004
Cash Flows From Operating Activities
Net Loss	$(3,097,688)	$(211,777)	$(3,309,465)	$(2,347,731)

Adjustments to reconcile net loss to net cash used in operating activities,
Gain on sale of equity securities	(17,680)	—	(17,680)	(17,680)
Depreciation expense	462	231	693	—
Amortization of deferred stock-based compensation	2,438,108	81,832	2,519,940	2,210,999

Changes in assets and liabilities:
(Decrease in prepaid expense)	—	—	—	1,153
Increase in accounts payable	87,425	1,707	89,132	1,979
Increase in accrued expenses	120,356	46,430	166,786	95,681
Net cash used in operating activities	(469,017)	(81,577)	(550,594)	(55,599)

Cash Flows from Investing Activities
(Increase) decrease in advances to stockholder	(44,696)	44,696	—	—
Purchase of Computer Equipment	(2,773)	—	(2,773)	—
Proceeds from notes receivable	15,484	—	15,484	—
Purchase of short-term investments	(56,590)	—	(56,590)	(56,590)
Proceeds from sale of short-term investments	74,270	—	74,270	74,270
Net cash (used in) provided by investing activities	(14,305)	(44,696)	30,391	17,680

Cash Flows from Financing Activities
Proceeds from sale of common stock	484,250	—	484,520	—
Proceeds from the issuance of note payable	11,000	39,512	50,512	11,000
Payments on notes payable	(11,000)	—	(11,000)	—
Net case provided by financing activities	484,250	39,512	524,032	11,000

Net increase in cash and cash equivalents	1,198	2,631	3,829	(26,919)

Cash and cash equivalents at beginning of period	—	1,198	—	49,008

Cash and cash equivalents at end of period	$1,198	$3,829	$3,829	$22,089

Supplemental Disclosure of Noncash Financing Activities
Issuance of common stock for note receivable	$26,820	$—	$26,820	$12,070
Interest added to note receivable	$1,114	127	$1,241	$279

Shiwana, Inc.

(A Development Stage Enterprise) (unaudited)

Notes of Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Shiwana, Inc. was formed on November 25, 2003, under the laws of the State of Delaware. The business of the Company will be to provide sales execution solutions and related services that help businesses improve their sales effectiveness, increase marketing efficiency, and increase revenues. The Company intends to do this through customer relationship management solutions for companies of various sizes. The Company is currently in the development stage and expects to commence operations in 2005.

Basis of presentation: The accompanying March 31, 2005, financial statements are unaudited but in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position and the results of operations and cash flow for the periods presented in conformity with generally accepted accounting principles for interim financial information.

Operating results for the three months ended March 31, 2005, are not necessarily indicative of the results that may be expected in future years. For further information, refer to the financial statements and footnotes thereto included in this filing for the year ended December 31, 2004.

Significant accounting policies are as follows:

Stock-based compensation: The Company applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment to FASB Statement No. 123, which requires entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant or measurement date. For employee stock-based awards, however, SFAS Nos. 123 and 148 allow entities to continue to apply the intrinsic value method under the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net earnings disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS Nos. 123 and 148.

Shiwana, Inc.

(A Development Stage Enterprise) (unaudited)

Notes of Financial Statements

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation.

	Period from Inception (November 25, 2003) to December 31, 2004	Three Months Ended March 31, 2005	Period from Inception (November 25, 2003) to March 31, 2005	Three Months Ended March 31, 2004
Net loss, as reported	$(3,097,688)	$(211,777)	$(3,309,465)	$(2,347,731)
Add: Stock based employee compensation expense included in reported net loss, net of related tax effects	278,000	76,000	354,000	51,000
Deduct: Total Stock-based Employee Compensation Expense Determined under Fair Value Based Method for All Awards, net of related tax effects	$(278,000)	$(145,000)	$(423,000)	$(51,000)

Pro Forma Net Loss	$(3,097,688)	$(280,777)	$(3,378,465)	$(2,347,731)

Loss per common share (basic and diluted):
as reported	$(0.37)	$(0.02)	$(0.40)	$(0.30)
pro Forma	$(0.37)	$(0.03)	$(0.40)	$(0.30)
Basic – Diluted – as reported	$(0.37)	$(0.02)	$(0.40)	$(0.30)
Diluted – per forma	$(0.37)	$(0.03)	$(0.40)	$(0.30)

The weighted average fair value of options granted during 2005 and 2004 were $1.63 and $1.80, respectively.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005 and 2004: dividend yield of 0% for both periods, expected volatility of 100% for both years; risk-free interest rate of 4.13% and 4.19%, respectively; and expected lives of 10 years for both periods.

Earnings per share (EPS): For purposes of calculating weighted-average shares outstanding, 8,266,948, 8,571,105, 8,322,473 common shares outstanding after the Company’s stock split are assumed to be outstanding for the period from Inception to December 31, 2004, for the three months ended March 31, 2005 and for the period from Inception to March 31, 2005, respectively.

Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued. For the three months ending March 31, 2005 and for period from November 25, 2003 to March 31, 2005, the Company’s basic and fully diluted earnings per share are the same since the conversion of the Company’s stock options would be antidilutive.

Recently issued Accounting Pronouncements: The Financial Accounting Standards Board has proposed Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment. SFAS 123(R) is a replacement of SFAS 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance.

Shiwana, Inc.

(A Development Stage Enterprise) (unaudited)

Notes of Financial Statements

SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The effect of the standard will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award.

The Company will be required to apply Statement 123(R) as of the beginning of its interim reporting period that begins January 1, 2006.

SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value-based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of the final Statement. Under the modified retrospective method of transition, an entity would recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123; that is, an entity would recognize employee compensation cost in the amounts reported in the pro forma disclosures provided in accordance with Statement No. 123.

Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of FAS 123(R) will require the Company to record approximately $273,000 of stock compensation expense, net of related tax effects in the year ending December 31, 2006, related to employee options issued and outstanding at March 31, 2005.

Note 2. Operations and Management’s Plans

Substantially all of operations from inception on November 25, 2003 through March 31, 2005, were involved with organizing the Company.

During 2004, the Company raised approximately $425,000 through additional funding sources as it begins to package its suite of services and marketing collateral materials. The Company will also begin to invest in sales and product support for the services it will deliver.

Management is currently planning final purchases of computer equipment and software to run its service infrastructure. The capital expenditures associated with these plans are estimated to be $25,000.

The Company is currently in the process of obtaining additional funds through an offering of the Company’s common stock to the public. The maximum proceeds related to this offering are approximately $1,200,000. The Company is significantly relying upon this offering to achieve its operational objectives.

Management believes existing cash, proceeds from the offering discussed above, and cash flows from operations will be sufficient to meet operating requirements for the next 12 months. In the event additional financing becomes necessary, management may choose to raise those funds through other forms of financing as appropriate.

Shiwana, Inc.

(A Development Stage Enterprise) (unaudited)

Notes of Financial Statements

Note 3. Notes Receivable

On February 4, 2004, the Company issued 1,207,000 shares of common stock in exchange for notes receivable totaling $12,070. The note receivable is payable in equal quarterly installments. Interest is earned at a rate of prime (5.75% at March 31, 2005) plus 1 percent, based on a 365 day year on the unpaid balance. The first installment on the note receivable was due on March 31, 2004.

On November 25, 2003, the Company received a note receivable totaling $14,750 from an investor in exchange for 200 shares of the Company’s common stock. The note receivable had a term of 40 months with interest at 5%. The note receivable was repaid to the Company during 2004.

Note 4. Stock Options

The Company has established the 2004 Stock Option Plan (the “2004 Plan”) for employees, officers, directors and consultants or advisors to the Company under which the Board of Directors may grant incentive stock options and non-qualified stock options. Incentive stock options may be granted at the fair value of the common stock or at an amount greater than the fair value of the common stock, at the time of the grant, as determined by the Board of Directors. Generally, incentive stock options vest monthly over a 4-year period. In certain circumstances, at the discretion of the Board of Directors, options may be granted with a vesting schedule of other than four years. Non-qualified stock options generally have the same vesting period as incentive stock options. The stock options are exercisable over a period of ten years from the date of grant.

The Board has reserved 1,781,926 shares of common stock for the 2004 Plan of which 1,000,000 shares have been designated Incentive Stock Options Shares.

On January 27, 2004, 475,000 options were granted at a price of $0.01 per share and 200,000 options were granted at a price of $0.02 per share. The intrinsic value of these options was determined to be $1.79 and $1.78, respectively which is based upon the current public offering price of the Company’s common stock less the exercise price. The difference between the intrinsic value and the grant price resulted in the recording of deferred stock-based compensation of $1,211,380. The resulting deferred stock-based compensation is being amortized to expense over the options vesting period of 4 years. The difference between the intrinsic value and fair value of these options was computed to be insignificant. The fair value of these stock options was determined using the Black Scholes pricing model. The following weighted average assumptions were used:

Fair Value of underlying Common Stock	$1.80
Expected option life	10 years
Volatility	100%
Risk-free interest rate	4.19%
Dividend yield	0.0%

A summary of the fair value of the common stock and the intrinsic value per option is as follows:

	Shares	Fair Value of Common Stock	Intrinsic Value
Granted at $0.01 per share	475,000	$1.80	$1.79
Granted at $0.02 per share	200,000	$1.80	$1.78

On January 6, 2005, 530,000 options were granted at a price of $1.80 per share and 200,000 options were granted at a price of $1.98 per share. The intrinsic value of these options was determined to be zero, which is based upon the current public offering price of the Company’s common stock less the exercise price. The fair value of these options was $1,191,368 estimated as of grant date using the Black Sholes pricing model. The following weighted average assumptions were used:

Fair Value of underlying Common Stock	$1.63
Expected option life	10 years
Volatility	100%
Risk-free interest rate	4.13%
Dividend yield	0.0%

A summary of the fair value of the common stock and the intrinsic value per option is as follows:

	Shares	Fair Value of Common Stock	Intrinsic Value
Granted at $1.80 per share	530,000	1.63	0.00
Granted at $1.98 per share	200,000	1.63	0.00

A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at November 25, 2003 and December 31, 2003	—	$—
Granted at fair value	—	$—
Granted at below fair value	675,000	$0.0130
Exercised	—	$—
Cancelled	—	$—

Outstanding at December 31, 2004	675,000	$0.0130
Granted at fair value	730,000	$1.8493
Granted at below fair value	—	$—
Exercised	—	$—
Cancelled	—	$—

Outstanding at March 31, 2005	1,405,000	$0.9671

Options exercisable at March 31, 2005	227,289	$0.2587

Options available for grant at March 31, 2005	376,926

The following table summarizes information about stock options outstanding at March 31, 2005:

	Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding at March 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value	Number Exercisable at March 31, 2005	Weighted Average Exercise Price	Intrinsic Value
$0.01	475,000	2.83	$0.01	$1.79	138,541	$0.01	$1.79
$0.02	200,000	2.83	$0.02	$1.78	58,333	$0.02	$1.78
$1.80	530,000	3.75	$1.80	$0.00	22,082	$1.80	$0.00
$1.98	200,000	3.75	$1.98	$0.00	8,333	$1.98	$0.00

	1,405,000				227,289

Shiwana, Inc.

(A Development Stage Enterprise) (unaudited)

Notes of Financial Statements

Option shares exercisable on December 31, 2004 were 154,868 and had a weighted average exercise price of $0.013.

Note 5. Stock-Based Compensation

On January 27, 2004, the Company granted 675,000 options to purchase shares of common stock to employees at a weighted-average exercise price of $0.013 per share. Since these options were granted at an exercise price below fair value of $1.80 per share, the Company recorded deferred stock-based compensation expense of $1,211,380 using the intrinsic value method. The Company is amortizing the deferred stock-based compensation over the vesting period of the options, which is four years. The Company recognized stock-based compensation expense of $277,578 for the twelve months ended December 31, 2004, and $75,703 for the three months ended March 31, 2005.

Shiwana, Inc.

(A Development Stage Enterprise) (unaudited)

Notes of Financial Statements

On February 4, 2004, the Company issued 1,207,000 shares of common stock in exchange for cash totaling $12,070. Since these shares were issued at a price below fair value of $1.80 per share, the Company recognized stock-based compensation expense of $2,160,530 using the intrinsic value method.

On January 6, 2005, the Company issued 60,000 options to purchase shares of common stock to 3 non-employees at a price of $1.80 per share. The Company determined the fair value of these options were $1.63 per share, based on the Black-Scholes option pricing model. The Company recorded deferred stock-based compensation expense of $98,601, and the Company is amortizing the deferred stock-based compensation over the vesting period of the options, which is four years. The Company recognized stock-based compensation expense of $6,129 for the three months ended March 31, 2005.

Note 6. Related Party Transactions

On January 6, 2004, the Company entered into a consulting agreement with the 20 percent stockholder to provide transfer agent and other consulting services for a period of three years. The Company is to pay $5,000 each year due in quarterly installments beginning on March 31, 2004.

On January 6, 2004, the Company entered into an $11,000 note payable agreement with a company owned by the majority stockholder. The note payable was due including interest at 5% in quarterly installments beginning on March 31, 2004, and was unsecured. During the nine months ended September 30, 2004, the Company repaid the note payable.

During the three months ended March 31, 2005, the Company received funds from a company owned by the majority shareholder in order to repay shareholder advances totaling $44,696 at December 31, 2004. Additional funds totaling $39,512 were loaned to the Company to cover operating expenses. The note payable is due, including interest at 5%, in eleven quarterly installments of $3,592.03 beginning June 30, 2005 and is unsecured.

Note 7. Commitments

The Company has entered into Employment Agreements with certain key employees. With respect to the Company’s Employment Agreements with the Co-Chief Executive Officers, the Company will be required to make a lump sum payment totaling $5,000,000 to the Co-Chief Executive Officers in the event of termination of their respective Employment Agreements by the Company without cause (or constructive termination by the Company without cause), or due to the death or disability of either of them. With respect to the Company’s Employment Agreement with the Company’s President, the Company will be required to make a lump sum payment totaling $1,000,000 in the event of termination of such Employment Agreement by the Company without cause (or constructive termination by the Company without cause) or due to the death or disability of the President.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Shiwana, Inc.

Schaumburg, Illinois

We have audited the accompanying balance sheet of Shiwana, Inc. (a development stage enterprise) as of December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2004 and the periods from November 25, 2003 (inception) through December 31, 2003 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shiwana, Inc. (a development stage enterprise) as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and the periods from November 25, 2003 (inception) through December 31, 2003 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in the notes to the financial statements, the Company has not commenced any operations other than matters related to general corporate structure and will not commence operations until 2005.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois

April 14, 2005

Shiwana, Inc.

(A Development Stage Enterprise)

Balance Sheet

December 31, 2004

Assets
Current Assets
Cash	$1,198
Advances to Shareholder	44,696
Total current assets	45,894

Equipment, net of accumulated depreciation $462	2,311

Total assets	$48,205

Liabilities and Stockholders’ (Deficit)
Current Liabilities
Accounts payable	$87,425
Accrued expenses	120,356
Total current liabilities	207,781

Stockholders’ (Deficit)
Common stock $.01 par value, 20,000,000 shares authorized; 8,571,105 shares issued and outstanding	85,711
Less note receivable and accrued interest arising from the sale of common stock	(12,450)
Additional paid-in capital	3,798,653
Deferred stock-based compensation	(933,802)
Deficit accumulated during the development stage	(3,097,688)
Total stockholders’ (deficit)	(159,576)

Total liabilities and stockholders’ (deficit)	$48,205

Shiwana, Inc.

(A Development Stage Enterprise)

Statement of Operations During the Development Stage

Year Ended December 31, 2004 and

Periods from November 25, 2003 (Inception) through December 31, 2003 and December 31, 2004

	Period from November 25, 2003 (Inception) to December 31, 2003	Year Ended December 31, 2004	Period from November 25, 2003 (Inception) to December 31, 2004
Revenues	$—	$3,300	$3,300

Development stage, operating expenses:
Selling, general and administrative:
Stock-Based compensation expense	—	2,438,108	2,438,108
Professional Services	12,891	327,513	340,404
Payroll and payroll related expenses	—	231,905	231,905
Travel and entertainment expenses	—	69,983	69,983
Office expenses	—	26,985	26,985
Other	—	9,068	9,068
Operating (Loss)	(12,891)	(3,100,262)	(3,113,153)

Nonoperating income (expense):
Gain on sale of short-term investments	—	17,680	17,680

Interest Income	8	747	755
Interest Expense	—	(2,970)	(2,970)
	8	15,457	15,465
Net (loss) accumulated during the development stage	$(12,883)	$(3,084,805)	$(3,097,688)

Net (Loss) per share, basic and diluted	$(0.00)	$(0.37)	$(0.37)

Weighted average shares outstanding, basic and diluted	7,127,705	8,381,599	8,266,191

Shiwana, Inc.

(A Development Stage Enterprise)

Statement of Changes in Stockholders’ Equity (Deficit)

Three Months Ended March 31, 2005 and

Periods from November 25, 2003 (Inception) through December 31, 2003 and December 31, 2004

	Common Stock		Notes Receivable	Additional Paid-In Capital	Deferred Stock-Based Compensation	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance, November 25, 2003	—	$—	$—	$—	$—	$—	$—
Issuance of common stock on November 25, 2003, for cash	5,702,164	57,022	—	1,978	—	—	59,000
Issuance of common stock on November 25, 2003, for a note receivable	1,425,541	14,255	(14,750)	495	—	—	—
Interest on notes receivable	—	—	(75)	75	—	—	—
Net loss	—	—	—	—	—	(12,883)	(12,883)
Balance on December 31, 2003	7,127,705	$71,277	$(14,825)	$2,548	$—	$(12,883)	$46,117
Issuance of common stock on February 4, 2004, for notes receivable	1,207,000	12,070	(12,070)	2,160,530	—	—	2,160,530
Issuance of common stock on April 28, 2004, for cash	236,400	2,364	—	423,156	—	—	425,520
Interest on notes receivable	—	—	(1,039)	1,039	—	—
Payments on notes receivable	—	—	15,484	—	—	—	15,484
Deferred Stock-based compensation	—	—	—	1,211,380	(1,211,380)	—
Stock-based compensation	—	—	—	—	277,578	—	277,578
Net loss	—	—	—	—		(3,084,805)	(3,084,805)
Balance, December 31, 2004	8,571,105	$85,711	$(12,450)	$3,798,653	$(933,802)	$(3,097,688)	$(159,576)

Shiwana, Inc.

(A Development Stage Enterprise)

Statement of Cash Flows

Year Ended December 31, 2004 and

Periods from November 25, 2003 (Inception) through December 31, 2004 and 2003

	Period from November 25, 2003 (Inception), to December 31, 2003	Year Ended December 31, 2004	Period from Inception November 25, 2003 (Inception) to December 31, 2004
Cash Flows From Operating Activities
Net Loss	$(12,883)	$(3,084,805)	$(3,097,688)

Adjustments to reconcile net loss to net cash used in operating activities,
Gain on sale of equity securities	—	(17,680)	(17,680)
Depreciation	—	462	462
Stock-based compensation	—	2,438,108	2,438,108

Changes in assets and liabilities:
(Increase) in prepaid expenses	(1,653)	(1,653)	—
Increase in accounts payable	4,544	82,881	87,425
Increase in accrued expenses	—	120,356	120,356
Net cash used in operating activities	(9,992)	(459,025)	(469,017)

Cash Flows from Investing Activities
Decrease (increase) in advances to shareholder	—	(44,696)	44,696

Purchase of Computer Equipment		(2,773)	(2,773)
Proceeds from notes receivable		15,484	15,484
Purchase of short-term investments		(56,590)	(56,590)
Proceeds from sale of short-term investments		74,270	74,270
Net cash provided by investing activities	—	(14,305)	(14,305)

Cash Flows from Financing Activities
Proceeds from sale of common stock	59,000	425,520	484,520
Proceeds from the issuance of note payable		11,000	11,000
Payments on notes payable		(11,000)	(11,000)
Net case provided by financing activities	59,000	425,520	484,520

Net increase (decrease) in cash and cash equivalents	49,008	(47,810)	1,198

Cash and cash equivalents at beginning of period	—	49,008	—

Cash and cash equivalents at end of period	$49,008	$1,198	$1,198

Supplemental Disclosure of Noncash Financing Activities
Issuance of common stock for note receivable	$14,750	$12,070	$26,820
Interest added to note receivable	$75	1,039	$1,114

Shiwana, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

Nature of business: Shiwana, Inc. was formed on November 25, 2003, under the laws of the State of Delaware. The business of the Company will be to provide sales execution solutions and related services that help businesses improve their sales effectiveness, increase marketing efficiency, and increase revenues. The Company intends to do this through customer relationship management solutions for companies of various sizes. The Company is currently in the development stage and expects to commence operations in 2005.

Significant accounting policies are as follows:

Accounting estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue recognition: The Company will recognize revenue from subscription services as earned. Subscription services will be billed for the entire amount of the subscription, deferred at the time of billing and amortized into revenue on a monthly basis over the term of the subscription, generally twelve months or less. Revenue from non-subscription services provided to customers, such as on-demand services, will be recognized when the services are performed. Revenue from deliverable content consulting contracts will be recognized on a proportional performance basis for longer-term projects where sufficient information relating to project status and other supporting documentation is available. Otherwise, such services are recognized as revenue after completion of the services.

Equipment: Equipment is stated at cost and depreciated over its estimated useful life (three years) using the straight-line method.

Income taxes: Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109), requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are also provided for carryforwards for income tax purposes. In addition, the amount of any future tax benefits is reduced by a valuation allowance to the extent such benefits are not expected to be realized.

Stock-based compensation: The Company applied Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment to FASB Statement No. 123, which requires entities to recognize as expense over the vesting period the fair value of stock-based awards on the date of grant or measurement date. For employee stock-based awards, however, SFAS Nos. 123 and 148 allow entities to continue to apply the intrinsic value method under the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net earnings disclosures as if the fair value based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of SFAS Nos. 123 and 148.

Shiwana, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

Had compensation expense for awards under the Company’s stock option plan been determined based on the fair value method set forth in SFAS No. 123, the effect on the Company’s net loss and per share amounts would not have been insignificant.

Earnings per share (EPS): For purposes of calculating weighted-average shares outstanding, 7,127,705, 8,381,599, 8,266,191 common shares are assumed to be outstanding for the period from Inception to December 31, 2003, for the twelve months ending December 31, 2004 and for the period from Inception to December 31, 2004, respectively.

Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed using the weighted-average number of common shares outstanding plus the number of additional common shares that would have been outstanding if dilutive common shares had been issued. For the twelve months ending December 31, 2004 and for period from November 25, 2003 to December 31, 2004, the Company’s basic and fully diluted earnings per share are the same since the conversion of the Company’s stock options would be antidilutive.

Recently issued Accounting Pronouncements: The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment. SFAS 123(R) is a replacement of SFAS 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance.

SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The effect of the standard will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award.

The Company will be required to apply Statement 123(R) as of the beginning of its quarterly reporting period that begins January 1, 2006.

SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value-based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of the final Statement. Under the modified retrospective method of transition, an entity would recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123; that is, an entity would recognize employee compensation cost in the amounts reported in the pro forma disclosures provided in accordance with Statement No. 123.

Although it has not yet completed its study of the transition methods, the Company believes it will elect the modified prospective transition method. Under this method, the Company would not have to record any expense for options outstanding at December 31, 2004 as it relates to the adoption of FAS 123(R) in the year ending December 31, 2006.

Shiwana, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

Note 2. Organization

On November 25, 2003, two investors made initial contributions for 1,000 shares of common stock in the Company. Cash of $59,000 was received for 800 shares from one stockholder and a note receivable in the amount of $14,750 was received for 200 shares from the other stockholder. The shares received by each stockholder were retroactively increased for financial statement presentation by the stock split discussed below.

The note receivable has a term of 40 months with interest at 5%. Interest and principal are due on a quarterly basis beginning on March 31, 2004.

On January 6, 2004, the Company declared a stock split whereby each share of outstanding common stock would be exchanged for 7,127.705 shares of newly issued common stock. Concurrent with this stock split, the Company amended its articles of incorporation to authorize 20,000,000 shares of common stock to be outstanding. The 2003 financial statements have been retroactively restated to show the effect of this stock split.

Note 3. Operations and Management’s Plans

Substantially all of operations from inception on November 25, 2003 through December 31, 2004, were involved with organizing the Company.

During 2004, the Company raised approximately $425,000 through additional funding sources as it begins to package its suite of services and marketing collateral materials. The Company will also begin to invest in sales and product support for the services it will deliver.

Management is currently planning final purchases of computer equipment and software to run its service infrastructure. The capital expenditures associated with these plans are estimated to be $25,000.

The Company is currently in the process of obtaining additional funds through an offering of the Company’s common stock to the public. The maximum proceeds related to this offering are approximately $1,200,000. The Company is significantly relying upon this offering to achieve its operational objectives.

Management believes existing cash, proceeds from the offering discussed above, and cash flows from operations will be sufficient to meet operating requirements for the next 12 months. In the event additional financing becomes necessary, management may choose to raise those funds through other forms of financing as appropriate.

Note 4. Notes Receivable

On November 25, 2003, the Company received a note receivable totaling $14,750 from an investor in exchange for 200 shares of the Company’s common stock. The note receivable had a term of 40 months with interest at 5%. The note receivable was repaid to the Company during 2004.

Shiwana, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

On February 4, 2004, the Company issued 1,207,000 shares of common stock in exchange for notes receivable totaling $12,070. The note receivable is payable in equal quarterly installments. Interest is earned at a rate of prime (5.25% at December 31, 2004) plus 1 percent, based on a 365 day year on the unpaid balance. The first installment on the note receivable was due on March 31, 2004.

Note 5. Income Taxes

A reconciliation of income taxes computed at the statutory federal income tax rate is as follows:

	Period from November 25, 2003 (inception), through December 31, 2003	Year ended December 31, 2004	November 25, 2003 (inception), through December 31, 2004
Income tax credit at the statutory rate	$(4,380)	$(1,049,000)	$(1,053,380)
Increase (decrease) resulting from:
State income taxes, net of federal tax benefit	(612)	(147,000)	(147,612)
Nondeductible expenses	—	946,000	946,000
Increase in valuation allowance	4,992	250,000	252,992

	$—	$—	$—

The Company has a deferred tax asset for start-up expenses in the amount of $254,992 at December 31, 2004. This amount has been reduced by a valuation allowance of $254,992 since the realization of this asset is currently unknown.

Note 6. Stock Options

The Company has established the 2004 Stock Option Plan (the “2004 Plan”) for employees, officers, directors and consultants or advisors to the Company under which the Board of Directors may grant incentive stock options and non-qualified stock options. Incentive stock options may be granted at the fair value of the common stock or at an amount greater than the fair value of the common stock, at the time of the grant, as determined by the Board of Directors. Generally, incentive stock options vest monthly over a 4-year period. In certain circumstances, at the discretion of the Board of Directors, options may be granted with a vesting schedule of other than four years. Non-qualified stock options generally have the same vesting period as incentive stock options. The stock options are exercisable over a period of ten years from the date of grant.

The Board has reserved 1,781,926 shares of common stock for the 2004 Plan of which 1,000,000 shares have been designated Incentive Stock Options Shares.

On January 27, 2004, 475,000 options were granted at a price of $0.01 per share and 200,000 options were granted at a price of $0.02 per share. The intrinsic value of these options was determined to be $1.79 and $1.78, respectively which is based upon the current public offering price of the Company’s common stock less the exercise price. The difference between the intrinsic value and the grant price resulted in the recording of deferred stock-based compensation of $1,211,380. The resulting deferred stock-based compensation is being amortized to expense over the option vesting period of 4 years. The difference between the intrinsic value and fair value of these options was computed to be insignificant. The fair value of these stock options was determined using the Black Scholes pricing model. The following weighted average assumptions were used:

Fair Value of underlying Common Stock	$1.80
Expected option life	10 years
Volatility	100%
Risk-free interest rate	4.19%
Dividend yield	0.0%

A summary of the fair value of the common stock and the intrinsic value per option is as follows:

	Shares	Fair Value of Common Stock	Intrinsic Value
Granted at $0.01 per share	475,000	$1.80	$1.79
Granted at $0.02 per share	200,000	$1.80	$1.78

A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price
Outstanding at November 25, 2003 (Inception) and December 31, 2003	—	$—
Granted at fair value	—	$—
Granted at below fair value	675,000	$0.0130
Exercised	—	$—
Cancelled	—	$—

Outstanding at December 31, 2004	675,000	$0.0130

Options exercisable at December 31, 2004	154,686	$0.0130

Options available for grant at December 31, 2004	1,106,926

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Intrinsic Value	Number Exercisable at December 31, 2004	Weighted Average Exercise Price	Intrinsic Value
$0.01	475,000	3.08	$0.01	$1.79	108,853	$0.01	$1.79
$0.02	200,000	3.08	$0.02	$1.78	45,833	$0.02	$1.78

	675,000				154,686

Note 7. Stock-Based Compensation

On January 27, 2004, the Company granted 675,000 options to purchase shares of common stock to employees at a weighted-average exercise price of $0.013 per share. Since these options were granted at an exercise price below fair value of $1.80 per share, the Company recorded deferred stock-based compensation expense of $1,211,380 using the intrinsic value method. The Company is amortizing the deferred stock-based compensation over the vesting period of the options, which is four years. The Company recognized stock-based compensation expense of $277,578 for the year ended December 31, 2004.

Shiwana, Inc.

(A Development Stage Enterprise)

Notes to Financial Statements

On February 4, 2004, the Company issued 1,207,000 shares of common stock in exchange for notes receivable totaling $12,070. Since these shares were issued at a price below fair value of $1.80 per share, the Company recognized stock-based compensation expense of $2,160,530 using the intrinsic value method.

Note 8. Related Party Transactions

On January 6, 2004, the Company entered into a consulting agreement with the 20 percent stockholder to provide transfer agent and other consulting services for a period of three years. The Company is to pay $5,000 each year due in quarterly installments beginning on March 31, 2004. Total expense under this consulting arrangement was $20,000 for the year ended December 31, 2004.

On January 6, 2004, the Company entered into an $11,000 note payable agreement with a Company owned by the majority stockholder. The note payable is due including interest at 5% in quarterly installments beginning on March 31, 2004, and is unsecured. The Company repaid the note payable during the year ended December 31, 2004.

Note 9. Commitments

The Company has entered into Employment Agreements with certain key employees. With respect to the Company’s Employment Agreements with the Co-Chief Executive Officers, the Company will be required to make a lump sum payment totaling $5,000,000 to the Co-Chief Executive Officers in the event of termination of their respective Employment Agreements by the Company without cause (or constructive termination by the Company without cause), or due to the death or disability of either of them. With respect to the Company’s Employment Agreement with the Company’s President, the Company will be required to make a lump sum payment totaling $1,000,000 in the event of termination of such Employment Agreement by the Company without cause (or constructive termination by the Company without cause) or due to the death or disability of the President.

Note 10. Subsequent Events

On January 25, 2005, February 11, 2005 and on March 1, 2005, the Company received funds from a Company owned by the majority stockholder. The total of the funds received was $74,000. The funds were used by this majority shareholder to pay off a shareholder advance that had been outstanding at December 31, 2004. Additionally, the Company owes the majority shareholder approximately $10,000 for expenses incurred during the three months ended March 31, 2005 by the majority shareholder on behalf of the Company. The balance remaining, $39,512 is in the form of a note payable. The note payable is due, including interest at 5%, in eleven quarterly installments of $3,592.03 beginning on June 30, 2005 and is unsecured.

13. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants since our incorporation in November 2003.

14. DILUTION

The pro forma net tangible book value of our common stock as of March 31, 2005, was ($289,521), or approximately ($0.034) per share. Pro forma net tangible book value per share represents the amount of our stockholders’ equity less intangible assets, divided by 8,571,105 shares of common stock outstanding.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale by us of 712,770 shares of common stock in this offering at an assumed initial offering price of $1.80 per share and after deducting the estimated offering expenses and the application of the estimated net proceeds from this offering, our pro forma net tangible book value as of March 31, 2005 would have been $908,465 or $0.129 per share. This represents an immediate increase in net tangible book value of $1,197,968 per share to existing stockholders and an immediate dilution in net tangible book value of $1.702 per share to purchasers of common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share	$1.800
Pro forma net tangible book value per share as of March 31, 2005	$(0.034)
Increase per share attributable to new investors	$0.132
Pro forma net tangible book value per share after this offering	$0.098
Dilution per share to new investors	$1.702

The following table sets forth on a pro forma basis as of March 31, 2005, after giving effect to the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing stockholders and by new investors, before deduction of estimated discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	8,571,105	92.3%	$511,340	28.5%	$0.060
New investors	712,770	7.7%	$1,282,986	71.5%	$1.800

Total	9,283,875	100.0%	$1,794,326	100.0%	$0.193

Assuming the new distribution shares are purchased in full, the percentage of shares held by existing stockholders will decrease to 92.3% of the total number of shares of common stock outstanding after this offering and the number of shares held by new investors will increase to 7.7%.

As of the date of this prospectus, there were options outstanding to purchase a total of 1,405,000 of shares of common stock at a weighted average exercise price of $0.967 per share. To the extent outstanding options are exercised, there will be further dilution to new investors. If all of these options are exercised, the percentage of shares sold by us in this offering compared to the total number of shares outstanding would decrease from 7.7% to 6.7%, the percentage of consideration paid by investors to us in this offering compared to the total consideration paid by all investors would decrease from 71.5% to 40.7% and the dilution per share to new investors would increase from $1.702 per share to $1.588 per share.

15. USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from this offering of the new distribution shares at a price of $1.80 per share and the anticipated use of these proceeds. Because we have not conditioned this offering of the new distribution shares on the sale of a minimum number of shares and since this offering of the new distribution shares is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 25%, 50% and 100% of the shares of new distribution shares that we are offering. The following represent management’s reasonable estimates and expectations for application of such proceeds at this time. Actual amounts and uses of funds may vary. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF ANY SHARES BY ANY SELLING SHAREHOLDER.

	25%	50%	100%
Gross offering proceeds from New Distribution Shares	$32,000	$642,000	$1,283,000
Estimated expenses of the Offerings:		$85,000	$85,000
Legal Expenses		$59,000	$59,000
Accounting Expenses		$20,000	$20,000
Filing Fees	$3,500	$3,500	$3,500
Printing Costs	$2,500	$2,500	$2,500
Costs of Services		$189,000	$378,000
Hiring and Training		$16,500	$33,000
Research		$25,000	$50,000
Sales and Marketing		$100,000	$200,000
General and Administrative Services		$125,000	$296,000
Software and Hardware		$30,000	$60,000
Working Capital	$26,000	$71,000	$181,000

Total Capital Requirements	$32,000	$642,000	$1,283,000

Working capital is the cost related to operating our office. We estimate that if we should raise 100% of the offering, the proceeds of the offering should be sufficient to meet the working capital needs of the Company for a period of one year. Conversely, if we should fail to raise 100% of the offering, the proceeds will be insufficient to meet the working capital needs of our Company for one year. Currently, the cost to lease our space is $200.00 per month. We estimate that our monthly expenses for telephone and utilities, printing, faxing, Internet service and secretarial services will be approximately $10,000 per month during the immediate term and will increase as our business and operations expand. We have allocated the remaining amounts of working capital for miscellaneous administrative expenses such as office supplies, postage and delivery charges that we may incur during the year. The Officers and Directors of the Company will also receive compensation from the Company. See “8. Executive Compensation.”

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such us if, in the judgment of our Board of Directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting such changes.

16. DETERMINATION OF OFFERING PRICE

The offering price of $1.80 per share of common stock and the exercise price for the Company’s options has been arbitrarily determined by us and does not bear any relationship to our assets, book value, net worth, earnings, results of operations or other established valuation criteria. The factors we considered were:

•	our lack of operating history;

•	the proceeds to be raised by this offering;

•	our relative cash requirements; and

•	the price that we believe a purchaser is willing to pay for our shares.

The primary factor in setting the offering price per s hare was the Company’s need to raise a certain amount of money based on our relative cash requirements.

No independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. As cash is a valuable commodity to the Company, we chose not to spend any of it to hire consultants or brokers to assist in this arbitrary determination. However, the offering price is consistent with the option exercise prices of options granted in 2005.

17. PLAN OF DISTRIBUTION

17.1	UNDERWRITING AND UNDERWRITING OBLIGATION. This offering shall commence upon effectiveness of this registration statement and will expire whenever all of the units have been sold or 12 months after the date of effectiveness, whichever comes first. The Company does not anticipate engaging an underwriter for the sale or distribution of the shares at this time. All sales of the shares will be effected by officers or other representatives of the Company (who fall within the requirements of Rule 3a4-1 of the Securities Exchange Act of 1934), who will not receive any special compensation in connection with such sale or distribution. The Company reserves the right to engage an underwriter in the future for the purpose of offering and selling shares. Any underwriter will only be engaged upon compliance with requisite disclosure obligations of the Company.

We are managing this offering without an underwriter. The shares will be offered and sold by our officers and directors. These officers and directors will not receive a sales commission or any other form of compensation for this offering. In connection with their efforts, our officers and directors will rely on the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the 1934 act for associated persons of an issuer. No one has made any commitment to purchase any or all of the shares being offered. Rather, the officers and directors will use their best efforts to find purchasers for the shares. We cannot predict how many shares, if any, will successfully be sold.

Tim R. Sensenig, our Co-Chief Executive Officer, and Bernie Asher, our President, are responsible for the sale of the securities on behalf of Shiwana. Neither shall be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Neither of these officers are considered associated persons of any broker or dealer.

Our officers meet all of the following conditions:

•	They primarily perform, or intend to primarily perform at the end of the offering, substantial duties for or on behalf of the Shiwana otherwise than in connection with the sale and distribution of the shares;

•	They were not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months;

•	The officers do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance certain exemptions provided for under Rule 3a4-1(a)(4)(i) and (a)(4)(iii), except that for securities issued pursuant to Rule 415 under the Securities Act 1933, the twelve months shall begin with the last sale of any security included within one Rule 415 registration.

We anticipate selling the shares to persons whom we believe may be interested or who have contacted us with interest in purchasing the securities. We may sell the units to such persons if they reside in a state in which the shares legally may be sold and in which we are permitted to sell the units.

We reserve the right to reject any subscription in full or in part and to terminate this offering at any time for any reason whatsoever. Officers, directors, affiliates and existing shareholders of Shiwana and persons associated with them may purchase some of the shares. Any purchases made by officers, directors, and their affiliates shall be for investment purposes and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by Shiwana. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful.

Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus.

Purchasers of share either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption render exemption applicable.

17.2	NEW DISTRIBUTION SHARES. We are registering for sale or distribution a maximum of 712,770 shares of common stock at the initial offering price of $1.80 per share. There is no minimum number of shares that must be sold in this offering. There will be no escrow account. All money received from this offering will be immediately used by us and there will be no refunds. Shares may also be distributed in exchange for non-cash consideration or provided to persons in consideration of services provided to the Company.

The total number of shares of common stock we have issued and outstanding is 8,571,105 shares. None of the holders of our shares have made any distribution, transfer or sale of the shares we issued to them except as described in Section 27 below.

(A)	Procedures for Subscribing. If you decide to subscribe for any shares in this offering, you must:

•	execute and deliver a subscription agreement; and

•	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Shiwana, Inc.”

(B)	Right to Reject Subscriptions. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for shares will be accepted or rejected within 48 hours after we receive them.

17.3	LISTING AND TRADING OF SHIWANA COMMON STOCK. Prior to the date of this document, there has not been any established trading market for our common stock. Following the consummation of this offering, we will seek a market maker to sponsor our common stock on the OTC Bulletin Board. Application will then be made by the market maker to list the shares of Shiwana common stock on the OTC Bulletin Board. No market maker has yet undertaken to sponsor our common stock on the OTC Bulletin Board, and there can be no assurance as to the prices at which the our common stock will trade, if at all. Until our common stock is fully distributed and an orderly market develops, if ever, in our common stock, the price at which it trades may fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting the businesses of Shiwana generally, including the impact of the factors referred to in “Risk Factors,” in Section 2 above, investor perception of Shiwana and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Shares of common stock distributed to Shiwana stockholders will be freely transferable, except for shares of Shiwana common stock received by persons who may be deemed to be “affiliates” of Shiwana under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Shiwana generally include individuals or entities that control, are controlled by or are under common control with Shiwana, and may include senior officers and directors of Shiwana, as well as principal stockholders of Shiwana. Persons who are affiliates of Shiwana will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 issued under the Securities Act.

If securities are sold for the account of an affiliate, the securities may only be sold in “brokers transactions”, and the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of the person deemed an affiliate within the preceding three months, shall not exceed the greater of:

•	one percent of the shares or other units of the class outstanding, or

•	the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice, or

•	the average weekly volume of trading in such securities reported through the consolidated transaction reporting system during the four-week period.

We will endeavor to apply to have our shares of common stock listed and traded on the OTC Bulletin Board. Shiwana, however, cannot give any assurances as to whether it will be successful in having its shares listed on the OTC Bulletin Board.

18. TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Investors Insurance Group, Inc., 315 Willowbrook Lane, West Chester, Pennsylvania 19382. This office can effect transfers and make deliveries of certificates for common shares. See “Related Party Transactions” in Section 24.1.

19. INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of Shiwana, Inc. as of and for the period ended December 31, 2004 appearing in the prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent accountants, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s development stage status, and are included in reliance upon such report and upon authority of such Firm as experts in accounting and auditing.

Klett Rooney Lieber & Schorling, PC, 40th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219, counsel to Shiwana, has rendered an opinion that the shares of common stock of Shiwana being registered hereunder were, when sold, legally issued, fully paid and nonassessable under the Delaware law.

None of the above experts or counsel have any undisclosed interest in the Company or this offering.

20. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Shiwana’s Certificate of Incorporation provides that a director of Shiwana shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Shiwana or its stockholders,; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,; (iii) under Section 174 of the Delaware General Corporation Law,; or (iv) for any transaction from which the director derived an improper personal benefit.

Shiwana’s bylaws provide that the Company shall indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to any proceeding, by reason of the fact that such person was or is an authorized representative of the Company (including a director or officer of the Company or any individual who is or was serving at the request of the Company as a director, officer, employee or agent of another entity), against expenses, liability and loss reasonably incurred by such person in connection with such proceeding to the fullest extent authorized by Delaware General Corporation Law. However, the Company shall indemnify such a person seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person, only if the proceeding (or part thereof) was authorized by the Company’s Board of Directors. The Company may also provide indemnification to employees and agents of the Company with the same scope and effect by action of its Board of Directors. Additionally, the Company shall, to the fullest extent permitted by Section 145 of Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Shiwana’s Certificate of Incorporation, or otherwise, the Company has been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by it of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suitor proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the Company, unless in the opinion of counsel the matter has been settled by controlling precedent, will submit the question of whether indemnification by it is against public policy to an appropriate court and will be governed by the final adjudication of the case.

21. U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences for holder of our Shares and is based upon current provisions of the Code, Treasury regulations thereunder, existing rulings of the IRS and judicial decisions, all of which are subject to change. Any such change could apply retroactively and could adversely affect the consequences described below.

As used in this summary, a “U.S. Person” is:

•	an individual who is a citizen of the United States or who is a resident in the United States for U.S. federal income tax purposes;

•	a corporation that is organized under the laws of the United States or any state thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust: (1) that is subject to the primary supervision of a court within the United States and is subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

As used in this summary, a “Non-U.S. Holder” is any person who owns our shares and who is not a U.S. Person.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their respective particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, person who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, persons who acquire shares through exercise of employee stock options or otherwise as compensation for services, and U.S. Persons whose functional currency is not the U.S. dollar). This summary does not address certain special rules that apply to Non-U.S. Holders that are “controlled foreign corporations,” “foreign personal holding companies,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax. Furthermore, this summary does not address any aspects of state, local or foreign taxation. This summary is limited to those persons that hold our shares as “capital assets” within the meaning of Section 1221 of the Code. In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

If a partnership holds our shares, then the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, then you should consult your tax advisor.

THIS SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

21.1	TREATMENT OF U.S. HOLDERS

(A)	Dividends on Shares. Any distribution of cash or property (other than our shares or warrants to acquire our shares) received by a U.S. Holder with respect to our shares (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) will constitute a “dividend” for U.S. federal income tax purposes to the extent of our accumulated or current earnings and profits. Any such distribution that exceed our current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in his or her shares and any distribution in excess of such tax basis would give rise to capital gain. Any dividend received by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at his or her normal tax rate, but no more than 15%, provided that the stock has been held for 60 days. Any dividend received by a U.S. Holder that is itself a corporation may be eligible for a dividends-received deduction under Section 243 of the Code. The rate of the dividends-received deduction is generally 70%. The dividends-received deduction is subject to certain limitations. For example, the deduction may not be available if the corporate U.S. Holder does not satisfy certain holding period requirements with respect to its shares or it the shares are “debt-financed portfolio stock.”

(B)	Sales of Shares. Upon a sale of our shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such shares. Any gain or loss recognized on a sale of shares by a U.S. Holder will be a capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held or is deemed to have held the shares for more than one year at the time of disposition. Any long-term capital gain recognized upon a sale of shares by a U.S. Holder that is an individual is currently subject to U.S. federal income tax at a maximum rate of 15%. Certain limitations apply to the deductibility of capital losses for U.S. federal income tax purposes.

(C)	Backup Withholding and Information Reporting. In general, information reporting requirements will apply to dividends in respect of the shares, or the proceeds received on the sale, exchange, or redemption of shares, paid to U.S. Holders other than certain exempt recipients (such as corporations). Any dividend payment made by us to a U.S. Holder will be subject to backup withholding (at a rate of 28%), unless the U.S. Holder provides to us a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, or the U.S. Holder otherwise establishes an exemption. The requisite certification may be made on an IRS Form W-9. Amounts withheld from a U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the U.S. Holder, and the U.S. Holder may obtain a refund of any amounts withheld which exceeds the U.S. Holders actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

21.2	TREATMENT OF NON-U.S. HOLDERS

(A)

Dividends on Shares. A dividend received by a Non-U.S. Holder (including a payment received in a redemption that does not qualify as an “exchange” under Section 302(b) of the Code) on our shares will be subject to withholding of U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless the dividend income is effectively connected with a United States trade or business conducted by the Non-U.S. Holder (and the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI certifying such fact). This withholding applies even if the Non-U.S. Holder has furnished the certification required to avoid backup withholding (see “Backup Withholding and Information Reporting” above) with respect to the dividend. Any dividend that is effectively connected with a United States trade or business conducted by the Non-U.S. Holder will be subject to U.S. federal income tax at normal graduated rates (and if the Non-U.S. Holder is a corporation, the dividend may also be subject to an additional branch profits tax). In order to claim treaty benefits (such as a reduction in the rate of U.S. withholding tax), the Non-U.S. Holder must deliver to us a properly executed IRS Form W-8BEN or Form W-8IMY prior to the dividend payment. If the Non-U.S. Holder is an entity that is classified for U.S. federal income tax purposes as a partnership, then unless this partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an IRS Form W-8IMY, to attach an appropriate certification by each partner, and to attach a statement allocating the dividend income among the various partners. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

(B)	Sale of Shares. Any gain or loss recognized by a Non-U.S. Holder upon a sale of shares (including a redemption that qualifies as an “exchange” under Section 302(b) of the Code) will be a capital gain or loss. Any such capital gain will not be subject to U.S. federal income tax, unless: (1) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder; (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or (3) we are, or have been during certain periods preceding the disposition, a “United States real property holding corporation” and either our shares are not regularly traded on an established securities market or you have owned more than 5% of our Shares at any time during a specified period. If you are described in clause (1), then you will be subject to tax on the gain derived from the sale under regular graduated United States federal income tax rates and, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If you are described in clause (2), then you will be subject to a flat 30% tax on gain derived from the sale, which may be offset by United States source capital losses (even though you are not considered a resident of the United States). We do not believe we are a “United States real property holding corporation,” and we do not expect to ever become one.

(C)	Backup Withholding and Information Reporting. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to a Non-U.S. Holder and the tax withheld (if any). This information may also be made available to the tax authorities in the Non-U.S. Holder’s country of residence. A Non-U.S. Holder will not be subject to backup withholding on dividends on our shares if the owner of the shares certifies under penalties of perjury that it is not a U.S. Person (such certification may be made on an IRS Form W-8BEN), or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a U.S. office of a U.S. or foreign broker, the payment of the sale proceeds by the broker will be subject to information reporting and backup withholding, unless the owner of the shares provides the certification described above (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or otherwise establishes an exemption. If a Non-U.S. Holder sells shares through a foreign office of a broker, backup withholding is not required. Information reporting is required if: (1) the broker does not have documentary evidence that the holder is not a U.S. Person; and (2) the broker is a U.S. Person or has certain other connections to the United States. Amounts withheld from a Non-U.S. Holder under the backup withholding rules are generally allowable as a credit against the U.S. federal income tax liability (if any) of the Non-U.S. Holder, and the Non-U.S. Holder may obtain a refund of any amounts withheld which exceed the Non-U.S. Holder’s actual U.S. federal income tax liability, provided that the required information is furnished to the IRS.

(D)

U.S. Estate Tax. Any shares of our Common Stock that are held by an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of his or her death generally will be treated as United States situs assets for U.S. federal estate tax purposes and will be subject to U.S. federal estate tax, except as may otherwise be provided by an applicable estate tax treaty between the United States and the decedent’s county of residence. If no U.S. executor has been appointed by the Non-U.S. Holder, depending upon the circumstances, and if no estate tax treaty applies, we may be required to file a U.S. estate tax return on behalf of the Non-U.S. Holder, and pay applicable U.S. estate taxes on his or her behalf.

22. LEGAL PROCEEDINGS

There is no pending litigation or proceeding involving a director or officer as to which indemnification is or may be sought. There is no threatened or pending legal proceeding in which the Company is a party.

23. ORGANIZATION WITHIN LAST FIVE YEARS

23.1	RELATED PARTY TRANSACTIONS. The Company has entered into a Consulting Agreement with Investors Insurance Group, Inc., one of the Company’s shareholders to provide initial transfer agent services and ongoing consulting services to the Company. Such consulting services include shareholder communications, shareholder recordkeeping and distribution of shareholder reports. The Consulting Agreement commenced on January 1, 2004, and is effective for a period of three years. The Company’s annual payment under the Consulting Agreement is $5,000, payable in equal quarterly installments with the first installment due March 31, 2004. The Board of Directors of the Company has determined that the terms this transaction was at least as favorable to the Company as would be if such a transaction was with an unrelated party.

The Company has also sold shares to its officers and directors in the following private placement transactions:

(a)	Sale of 800 shares to Tim R. Sensenig (officer and director of the Company) on November 25, 2003 for an aggregate purchase price of $59,000;

(b)	Sale of 355,000 shares to Bary Bertiger (officer and director of the Company) on February 4, 2004 for an aggregate purchase price of $3,550;

(c)	Sale of 106,500 shares to Llew Keltner, M.D., Ph.D. (director of the Company) on February 4, 2004 for an aggregate purchase price of $1,065;

(d)	Sale of 177,500 shares to David C. Cairns (director of the Company) on February 4, 2004 for an aggregate purchase price of $1,775;

(e)	Sale of 355,000 shares to Tall Trees Capital, LLC (owned by Bernard Asher, officer of the Company) on February 4, 2004 for an aggregate purchase price of $3,550; and

(f)	Sale of 94,400 shares to David C. Cairns (director of the Company) on April 28, 2004 for an aggregate purchase price of $169,920.

24. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Please see Section 23.1 “Related Party Transactions” above.

25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of the common stock being registered hereby. The Company will pay all of these expenses, none shall be paid by the selling shareholders. All amounts shown are estimates.

SEC registration fee	$3,500
Printing expenses	$2,500
Legal fees and expenses	$59,000
Accounting fees and expenses	$20,000
Transfer agent and registrar fees	$0
Miscellaneous expenses	$0
Total	$85,000

26. RECENT SALES OF UNREGISTERED SECURITIES

Sales of securities within the past three years without registration under the Securities Act were as follows:

(A)	Common Stock.

(i)	Effective as of the Company’s date of incorporation on November 25, 2003, the Company issued 800 shares of common stock to Tim R. Sensenig for an aggregate purchase price of $59,000. Adjusting for the Company’s stock split effective January 27, 2004, this represents 5,702,164 shares of common stock of the Company. This issuance was made as part of the initial capitalization of the Company. This issuance was made without registration under Section 4(2) of the Securities Act. Mr. Sensenig subsequently transferred 2,102,030 shares of the common stock held by him to The Sensenig Irrevocable Trust dated February 3, 2004.

(ii)	Effective as of the Company’s date of incorporation on November 25, 2003, the Company issued 200 shares of common stock to Investors Insurance Group, Inc. for an aggregate purchase price of $14,750 via a promissory note. Adjusting for the Company’s stock split effective January 27, 2004, this represents 1,425,541 shares of common stock of the Company. This issuance was made as part of the initial capitalization of the Company. This issuance was made without registration under Section 4(2) of the Securities Act.

(iii)	On February 4, 2004, the Company issued the following shares of common stock to the following investors for a purchase price of $0.01 per share via promissory notes. This issuance was made without registration under Section 4(2) of the Securities Act.

(a)	Bary Bertiger – 355,000 shares - $3,550

(b)	Llew Keltner, M.D., Ph.D. – 106,500 shares - $1,065

(c)	Robert E. Cawthorn – 106,500 shares - $1,065

(d)	William Paul Young – 35,500 shares - $355

(e)	Tim O’Donnell – 71,000 shares - $710

(f)	David C. Cairns – 177,500 shares - $1,775

(g)	Tall Trees Capital, LLC – 355,000 shares - $3,550

(iv)	On April 28, 2004, the Company issued the following shares of common stock to the following investors for a purchase price of $1.80 per share for cash. This issuance was made without registration under Section 4(2) of the Securities Act.

(a)	Robert E. Cawthorn – 142,000 shares - $255,600

(b)	David C. Cairns – 94,400 shares - $169,920

All such sales of the Company’s stock did not involve any public offering. All sales were completed as private offerings to accredited investors/affiliates of the issuer without general solicitation.

(B)	Warrants. We have not sold any warrants in the past three years.

(C)	Preferred Stock. We have not sold any shares of preferred stock in the past three years.

(D)	Options. The Company has currently issued 1,405,000 options pursuant to its 2004 Stock Option Plan No. 1. All shares of common stock underlying options which may be issued pursuant to the Company’s 2004 Option Plan are included in this registration statement with the SEC.

(E)	Convertible Obligations. The Company does not have any convertible debt or other instruments outstanding which would be convertible to equity securities of the Company.

27. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statements to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	include any additional or changed material information on the plan of distribution.

2.	That, for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

28. EXHIBITS

The following Exhibits are filed as a part of this Registration Statement, pursuant to Item 601 of Regulation S-B.

Exhibit No.	Document Description
3.1	Articles of Incorporation of Shiwana, Inc., as amended*

3.2	Bylaws*

5.1	Opinion of Klett Rooney Lieber & Schorling, PC **

10.1	Material Contracts — 2004 Stock Option Plan No. 1*

10.2	Material Contracts — Option Agreements*

10.3	Material Contracts — Consulting Agreement*

10.4	Material Contracts — Employment Agreements*

23	Consent of McGladrey & Pullen, LLP

23.2	Consent of Klett Lieber Rooney & Schorling, PC is included in its opinion

99.1	Code of Business Conduct and Ethics*

*	Incorporated by reference to the corresponding exhibit number in the registrant’s Registration Statement on Form SB-2 filed on August 16, 2004, Registration Statement No. 333-118255.

**	Incorporated by reference to Exhibit 5.1, Amendment No 2 to registrant’s Registration Statement on Form SB-2 (Registration Statement No. 333-118255) filed on February 9, 2005.

29. AVAILABLE INFORMATION

Shiwana has filed with the SEC a registration statement on Form SB-2 with respect to the shares of Shiwana common stock being offered for sale by this Prospectus.” This prospectus does not contain all of the information that is contained in our registration statement on Form SB-2, and the accompanying exhibits. For further information about the securities and us, you should review the registration statement and exhibits. The registration statement and the exhibits may be inspected and copies at the public reference facilities maintained by the SEC as follows:

•	at the public reference room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549;

•	by writing to the SEC, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

•	from the Internet site maintained by the SEC at http://www.sec.gov, which contains reports, proxy documents and other information regarding issuers that file electronically with the SEC.

After the distribution of the shares, Shiwana will be required to comply with the reporting requirements of the Securities Exchange Act and, in accordance therewith, to file annual and quarterly reports and current reports of material non-public information and other reports, proxy statements and other information with the SEC. These filings may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC or us. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Shiwana will be required to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders, once it becomes a reporting company as a consequence of this registration statement. Our Internet address is www.shiwana.com.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 4 to be signed on its behalf by the undersigned, in the City of Raleigh, State of North Carolina on July 18, 2005.

SHIWANA, INC.

By:	/s/ TIM SENSENIG
Name:	Tim R. Sensenig
Title:	Co-Chief Executive Officer/Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ TIM SENSENIG Tim R. Sensenig	Co-Chief Executive Officer, Director	July 18, 2005

/s/ BARRY BERTIGER Barry Bertiger	Co-Chief Executive Officer, Secretary	July 18, 2005

/s/ LLEW KELTNER Llew Keltner, M.D., Ph.D.	Director	July 18, 2005

/s/ BERNARD ASHER Bernard Asher	President, Treasurer, Principal Financial Officer/ Controller	July 18, 2005

/s/ DAVID C. CAIRNS David C. Cairns	Director	July 18, 2005

Exhibit Index

3.1	Articles of Incorporation of Shiwana, Inc., as amended*

3.2	Bylaws*

5.1	Opinion of Klett Rooney Lieber & Schorling, PC**

10.1	Material Contracts — 2004 Stock Option Plan No. 1*

10.2	Material Contracts — Option Agreements*

10.3	Material Contracts — Consulting Agreement*

10.4	Material Contracts — Employment Agreements*

23	Consent of McGladrey & Pullen, LLP

23.2	Consent of Klett Lieber Rooney & Schorling, PC is included in its opinion

99.1	Code of Business Conduct and Ethics*

*	Incorporated by reference to the corresponding exhibit number in the registrant’s Registration Statement on Form SB-2 filed on August 16, 2004, Registration Statement No. 333-118255.

**	Incorporated by reference to Exhibit 5.1, amendment No. 2 to registrant’s Registration Statement on Form SB-2 filed on February 9, 2005, Registration Statement No. 333-118255.